PROSPECTUS SUPPLEMENT NO. 1 (to prospectus dated June 16, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-272486

Up to 5,000,000 American Depositary Shares Representing 25,000,000 Ordinary Shares

This prospectus supplement updates, amends and supplements the prospectus dated June 16, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-272486). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Reports on Form 6-K filed with the Securities and Exchange Commission on July 7, 2023, August 8, 2023, August 9, 2023, August 14, 2023 and August 29, 2023, which are set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares are listed on the Tel Aviv Stock Exchange Ltd., or the TASE, under the symbol “SVRE.” The last reported sale price of our ordinary shares on the TASE on September 6, 2023 was NIS 0.8530, or $0.2240, per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.8080 = $1.00).

Our American Depositary Shares, or ADSs, are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SVRE. The last reported sale price of our ADSs on Nasdaq on September 6, 2023 was $1.00 per ADS. Each ADS represents five of our ordinary shares, par value NIS 0.01 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For the month of July 2023

Commission file number: 001-41387

SaverOne 2014 Ltd.

(Translation of registrant’s name into English)

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

CONTENTS

On July 7, 2023, SaverOne 2014 Ltd. (the “Company”) announced that it will hold its Annual and Special General Meeting of Shareholders on Monday, August 14, 2023 at 3:00 p.m. (Israel time) at the Company’s offices in Petah Tikva, Israel. In connection with the meeting, the Company furnishes the following documents:

1.	A copy of the Notice and Proxy Statement with respect to the Company’s Annual and Special General Meeting of Shareholders describing the proposals to be voted upon at the meeting, the procedure for voting in person or by proxy at the meeting and various other details related to the meeting, attached hereto as Exhibit 99.1;

2.	A form of Proxy Card whereby holders of ordinary shares of the Company may vote at the meeting without attending in person, attached hereto as Exhibit 99.2; and

3.	A form of Voting Instruction Card whereby holders of American Depositary Shares of the Company may vote at the meeting without attending in person, attached hereto as Exhibit 99.3.

EXHIBIT INDEX

Exhibit No.
99.1	Notice and Proxy Statement with respect to the Company’s Annual and Special General Meeting of Shareholders

99.2	Proxy Card for holders of ordinary shares with respect to the Company’s Annual and Special General Meeting of Shareholders

99.3	Voting Instruction Card for American Depositary Share holders with respect to the Company’s Annual and Special General Meeting of Shareholders

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SaverOne 2014 Ltd.

Date: July 7, 2023	By:	/s/ Tony Klein
		Name:	Tony Klein
		Title:	Chief Financial Officer

3

Exhibit 99.1

NOTICE OF

2023 ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 14, 2023

To the shareholders and ADS holders of SaverOne 2014 Ltd. (the “Company”):

Notice is hereby given that the 2023 Annual and Special General Meeting of Shareholders (the “Meeting”) will be held on Monday, August 14, 2023, at 3:00 p.m. Israel time at our offices, Em Hamoshavot Rd. 94, Petah Tikva, Israel.

The agenda of the Meeting will be as follows:

1.	To re-elect each of Ori Gilboa, Jacob Tenenboim and Yaron Be’eri to our Board of Directors until our next annual general meeting of shareholders (a separate vote for each director will be taken).

2.	To re-elect Shlomo Shalev to our Board of Directors as an external director for a three-year term ending August 16, 2026.

3.	To approve the terms of employment for Ori Gilboa, the Company’s Chief Executive Officer.

4.	To approve the grant of restricted share units to Ori Gilboa, the Company’s Chief Executive Officer.

5.	To approve an amendment to the Company’s compensation policy with respect to the adoption of a new clawback policy intended to comply with the clawback-related listing standards proposed by the Nasdaq Stock Market and the Israeli Companies Law 5759-1999, as amended, to take effect upon the effective date of the Nasdaq listing rule.

6.	To approve the re-appointment Fahn Kanne & Co. Grant Thornton Israel as our independent registered public accounting firm for the year ending December 31, 2023, and until our next annual general meeting of shareholders, and to authorize our Board of Directors to fix such accounting firm’s compensation.

7.	To discuss the auditor’s report of our independent registered public accounting firm and audited financial statements for the year ended December 31, 2022 and to transact such other business as may properly come before the meeting.

Only shareholders and holders of American Depositary Shares at the close of business on July 13, 2023 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. You are cordially invited to attend the Meeting in person.

If you are unable to attend the Meeting in person, you are requested to complete, date and sign the enclosed proxy and to return it promptly in the pre-addressed envelope provided. Shareholders who attend the Meeting may revoke their proxies and vote their shares in person.

Beneficial owners who hold ordinary shares through members of the Tel Aviv Stock Exchange, or the TASE, may either vote their shares in person at the Meeting by presenting a certificate signed by the TASE Clearing House member through which the shares are held, which complies with the Israel Companies Regulations (Proof of Ownership for Voting in General Meetings)-2000 as proof of ownership of the shares on the Record Date, or send such certificate along with a duly executed proxy (in the form filed by us on MAGNA, the distribution site of the Israeli Securities Authority, at www.magna.isa.gov.il), to us at Em Hamoshavot Rd. 94, Petah Tikva, Israel 49130, Israel Attention: Chief Financial Officer.

By Order of the Board of Directors

Jacob Tenenboim
Chairman of the Board
July 7, 2023

Em Hamoshavot Rd.

94, Petah Tikva,

Israel

PROXY STATEMENT

FOR 2023 ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 14, 2023

This Proxy Statement is furnished to our holders of ordinary shares, par value NIS 0.01 per share, including holders of our ordinary shares that are represented by American Depository Shares, or ADSs, in connection with the 2023 Annual and Special General Meeting of Shareholders (the “Meeting”), to be held on Monday, August 14, 2023, at 3:00 p.m. Israel time at our offices, Em Hamoshavot Rd. 94, Petah Tikva, Israel, or at any adjournments thereof.

Throughout this Proxy Statement, we use terms such as “SaverOne”, “we”, “us”, “our” and the “Company” to refer to SaverOne 2014 Ltd. and terms such as “you” and “your” to refer to our shareholders and ADS holders.

Agenda Items

The agenda of the Meeting will be as follows:

1.	To re-elect Ori Gilboa to our Board of Directors until our next annual general meeting of shareholders.

2.	To re-elect Jacob Tenenboim to our Board of Directors until our next annual general meeting of shareholders.

3.	To re-elect Yaron Be’eri to our Board of Directors until our next annual general meeting of shareholders.

4.	To re-elect Shlomo Shalev to our Board of Directors as an external director for a three-year term ending August 16, 2026.

5.	To approve the terms of employment of Ori Gilboa, the Company’s Chief Executive Officer.

6.	To approve the grant of restricted share units to Ori Gilboa, the Company’s Chief Executive Officer.

7.	To approve an amendment to the Company’s compensation policy with respect to the adoption of a new clawback policy intended to comply with the clawback-related listing standards proposed by the Nasdaq Stock Market and the Israeli Companies Law 5759-1999, as amended (“Companies Law”), to take effect upon the effective date of the Nasdaq listing rule.

8.	To approve the re-appointment Fahn Kanne & Co. Grant Thornton Israel as our independent registered public accounting firm for the year ending December 31, 2023, and until our next annual general meeting of shareholders, and to authorize our Board of Directors to fix such accounting firm’s compensation.

9.	To discuss the auditor’s report of our independent registered public accounting firm and audited financial statements for the year ended December 31, 2022 and to transact such other business as may properly come before the meeting.

We currently are unaware of any other matters that may be raised at the Meeting. Should any other matters be properly raised at the Meeting, the persons designated as proxies shall vote according to their own judgment on those matters.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” each of the proposals on the agenda.

Who Can Vote

Only shareholders and ADS holders at the close of business on July 13, 2023, shall be entitled to receive notice of and to vote at the Meeting.

How You Can Vote

You can vote your ordinary shares by attending the Meeting. If you do not plan to attend the Meeting, the method of voting will differ for shares held as a record holder, shares held in “street name” (through a Tel Aviv Stock Exchange, or TASE, member) and shares underlying ADSs that you hold. Holders of ADSs (whether registered in their name or in “street name”) will receive voting instruction cards in order to instruct their banks, brokers or other nominees on how to vote.

Shareholders of Record

If you are a shareholder of record, you can submit your vote by completing, signing and submitting an applicable proxy, which has been published at www.magna.isa.gov.il and www.maya.tase.co.il and which will be accessible at the “Investor Relations” portion of our website, as described below under “Shareholder Meetings”.

Shareholders Holding in “Street Name,” Through the TASE

If you hold ordinary shares in “street name,” that is, through a bank, broker or other nominee that is admitted as a member of the TASE, your shares will only be voted if you provide instructions to the bank, broker or other nominee as to how to vote, or if you attend the Meeting in person.

If voting by mail, you must sign and date a proxy and attach to it a certificate signed by the TASE Clearing House member through which the shares are held, which complies with the Israel Companies Regulations (Proof of Ownership for Voting in General Meetings)-2000 as proof of ownership of the shares, as applicable, on the Record Date, and return the proxy, along with the proof of ownership certificate, to us, as described in the instructions available on MAGNA.

If you choose to attend the Meeting (where ballots will be provided), you must bring the proof of ownership certificate from the TASE’s Clearing House member through which the shares are held, indicating that you were the beneficial owner of the shares, as applicable, on the Record Date.

Holders of ADSs

Under the terms of the Deposit Agreement between the Company, The Bank of New York Mellon, as depositary, or BNY Mellon, and the holders of our ADSs, BNY Mellon shall endeavor (insofar as is practicable) to vote or cause to be voted the number of shares represented by ADSs in accordance with the instructions provided by the holders of ADSs to BNY Mellon. For ADSs that are held in “street name”, through a bank, broker or other nominee, the voting process will be based on the underlying beneficial holder of the ADSs directing the bank, broker or other nominee to arrange for BNY Mellon to vote the ordinary shares represented by the ADSs in accordance with the beneficial holder’s voting instructions. If no instructions are received by BNY Mellon from any holder of ADSs (whether held directly by a beneficial holder or in “street name”) with respect to any of the shares represented by the ADSs on or before the date established by BNY Mellon for such purpose, BNY Mellon shall not vote or attempt to vote the shares represented by such ADSs.

Multiple Record Holders or Accounts

You may receive more than one set of voting materials, including multiple copies of this document or voting instruction cards. For example, shareholders who hold ADSs in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which ADSs are held. You should complete, sign, date and return each voting instruction card you receive.

Our Board of Directors urges you to vote your shares so that they will be counted at the Meeting or at any postponements or adjournments of the Meeting.

Solicitation

Shareholders and ADS holders may vote at the Meeting whether or not they attend. If a properly executed proxy is received by us at least 48 hours prior to the Meeting (and received by BNY Mellon no later than the date indicated on the voting instruction card, in the case of ADS holders), all of the shares represented by the proxy shall be voted as indicated on the form or, if no preference is noted, shall be voted in favor of the matter described above, and in such manner as the holder of the proxy may determine with respect to any other business as may come before the Meeting or any adjournment thereof. Shareholders and ADS holders may revoke their proxy at any time before the deadline for receipt of powers of attorney by filing with us (in the case of holders of ordinary shares) or with BNY Mellon (in the case of holders of ADSs), a written notice of revocation or duly executed proxy bearing a later date.

Proxies are being distributed to shareholders and ADS holders on or about July 7, 2023. Certain officers, directors, employees, and agents of ours, none of whom will receive additional compensation therefor, may solicit proxies by telephone, emails, or other personal contact. We will bear the cost for the solicitation of the proxies, including postage, printing, and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares and ADSs.

To the extent you would like to submit a position statement with respect to the proposals described in this proxy statement pursuant to the Companies Law, you may do so by delivery of appropriate notice to our offices (Attention: Chief Financial Officer) located at Em Hamoshavot Rd. 94, Petah Tikva, 49130, Israel, not later than ten days before the Meeting. Response of the board to the position statement may be submitted not later than five days before the Meeting.

Quorum

At the close of business on July 6, 2023, we had outstanding 28,321,656 ordinary shares. Each ordinary share (including ordinary shares represented by ADSs) outstanding as of the close of business on the Record Date is entitled to one vote upon each of the matters to be voted on at the Meeting.

Under our articles of association, the Meeting will be properly convened if at least two shareholders attend the meeting in person or sign and return proxies, provided that they hold shares representing at least 25% of our voting power. If such quorum is not present within half an hour from the time scheduled for the Meeting, the Meeting will be adjourned to August 15, 2023 (to the time and place). No further notice will be given or publicized with respect to such adjourned meeting. At the reconvened meeting, if there is no quorum within half an hour from the time scheduled for the meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Required for Each Proposal

Proposals 1, 2, 3 and 8 to be presented at the Meeting require the affirmative vote of holders of at least a majority of the voting power represented and voting on such proposal in person or by proxy on the matter presented for passage.

The approval of Proposals 4, 5, 6 and 7 is subject to the affirmative vote of the holders of a majority of the voting power represented and voting on such proposal in person or by proxy. In addition, the shareholders’ approval must either include at least a majority of the ordinary shares voted by shareholders who are not controlling shareholders nor are they shareholders who have a personal interest in the approval of the proposal (excluding a personal interest that is not related to a relationship with the controlling shareholders), or the total ordinary shares of non-controlling shareholders and non-interested shareholders voted against the proposal must not represent more than 2% of the outstanding ordinary shares.

Under the Companies Law, in general, you will be deemed to be a controlling shareholder if you have the power to direct our activities, otherwise than by reason of being a director or other office holder of ours, if you hold 50% or more of the voting rights in our Company or have the right to appoint the majority of the directors of the Company or its chief executive officer, and you are deemed to have a personal interest if any member of your immediate family or their spouse has a personal interest in the adoption of the proposal. In addition, you are deemed to have a personal interest if a company, other than SaverOne, that is affiliated to you has a personal interest in the adoption of the proposal. Such company is a company in which you or a member of your immediate family serves as a director or chief executive officer, has the right to appoint a director or the chief executive officer, or owns 5% or more of the outstanding shares. However, you are not deemed to have a personal interest in the adoption of the proposal if your interest in such proposal arises solely from your ownership of our shares, or to a matter that is not related to a relationship with a controlling shareholder.

In the proxy card and voting instruction card attached to the proxy statement you will be asked to indicate whether you have a personal interest with respect to the proposal. If any shareholder casting a vote in connection hereto does not notify us whether or not they have a personal interest with respect to the proposal, their vote with respect to the proposal will be disqualified.

If you provide specific instructions (mark boxes) with regard to certain proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors. The proxy holders will vote in their discretion on any other matters that properly come before the meeting.

If you are a shareholder of record and do not return your proxy card, your shares will not be voted. If you hold shares (or ADSs representing shares) beneficially in street name, your shares will also not be voted at the meeting if you do not return your proxy card or voting instruction card to instruct your broker or BNY Mellon how to vote. A broker (and BNY Mellon) may only vote in accordance with instructions from a beneficial owner of shares or ADSs.

Availability of Proxy Materials

Copies of the applicable proxy card and voting instruction card, the Notice of the Annual and Special General Meeting of Shareholders and this Proxy Statement are available at the “Investor Relations” portion of our website, www.saver.one. The contents of that website are not a part of this Proxy Statement.

Reporting Requirements

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to foreign private issuers. We fulfill these requirements by filing reports with the Securities and Exchange Commission, or Commission. Our filings with the Commission may be inspected without charge at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Our filings are also available to the public on the Commission’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. The circulation of this notice and proxy statement should not be taken as an admission that we are subject to the proxy rules under the Exchange Act.

DIVERSITY OF THE BOARD OF DIRECTORS

Board Diversity Matrix (As of July 7, 2023)

Country of Principal Executive Offices	Israel
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	5

Part I: Gender Identity	Female	Male	Non- Binary	Did Not Disclose Gender
Directors	1	4	0	0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

EXECUTIVE OFFICER COMPENSATION

For information regarding the compensation incurred by the Company in relation to our five most highly compensated office holders (within the meaning of the Israeli Companies Law) for the year ended December 31, 2022, see “Item 6B. Compensation — Compensation of Directors and Senior Management” of the Company’s Annual Report on Form 20-F, which was filed on April 27, 2023.

PROPOSALS 1-4:

RE-ELECTION OF DIRECTORS

Background

Under the Companies Law and our articles of association, the management of our business is vested in our Board of Directors. The Board of Directors may exercise all powers that are not specifically granted to any other organ of the Company.

Our articles of association provide that we must have at least three directors and may have no more than 12 directors, including the legally required number of external directors. Our Board of Directors currently consists of seven directors, including two directors who are deemed external directors per the requirements of the Companies Law. These two directors, as well as one additional director, qualify as independent directors under the corporate governance standards of the Nasdaq Marketplace Rules and the independence requirements of Rule 10A-3 of the Exchange Act.

Directors may be selected only in annual general meetings of our shareholders. Every director so selected shall serve until the following annual general meeting of our shareholders. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.

Directors so elected may be dismissed from office at a general meeting prior to the expiration of their term of office by the affirmative vote of an ordinary majority of the shareholders of the Company. If the dismissal of a director is on the agenda, the director will be granted a reasonable opportunity to express his or her position to the general meeting.

All of the members of our Board of Directors, other than external directors, may be re-elected for an unlimited number of terms upon completion of their then-current term of office.

In addition, our articles of association allow our Board of Directors to appoint new directors to fill vacancies which can occur for any reason or as additional directors, provided that the number of board members shall not exceed the maximum number of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of his tenure in accordance with our articles of association. Our Board of Directors may continue to operate for as long as the number of directors is no less than the minimum number of directors mentioned above.

Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms, or more, under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Companies Law.

In addition, under the Companies Law, our Board of Directors must determine the minimum number of directors who are required to have financial and accounting expertise. Under applicable regulations, a director with financial and accounting expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. He or she must be able to thoroughly comprehend the financial statements of the company and initiate discussion regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, the Board of Directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our Board of Directors has determined that we require at least one director with the requisite financial and accounting expertise and Shlomo Shalev, Sharon Schreiber and Yaron Be’eri have such expertise.

We currently have two external directors: Shlomo Shalev, whose first term commenced on August 16, 2020, and ends on August 16, 2023, and Sharon Schreiber, whose first term commenced on August 18, 2022 and ends on August 18, 2025. Our Board of Directors has determined that our external directors have accounting and financial expertise and/or possess the requisite professional qualifications as required under the Nasdaq Marketplace Rules.

The director nominees, whose professional backgrounds are provided below, have advised us that they are willing, able, and ready to serve as directors if re-elected. We do not have any understanding or agreement with respect to the future election of the named nominees.

Ori Gilboa has served as our Chief Executive Officer since September 2019 and director since June 2020. From January 2017 until August 2019, Mr. Gilboa served as the Chief Executive Officer of Negev Group, Israel’s leading home design group. From 2012 to 2016, Mr. Gilboa served as the General Manager of Israeli operations for the James Richardson Corporation, where he oversaw the operation of duty-free stores in Ben Gurion Airport in Israel. Mr. Gilboa holds a B.Sc in Industrial Engineering and an MBA from Tel Aviv University.

Jacob Tenenboim has served on our Board of Directors as Chairman since July 2015. Since 2001, Mr. Tenanboim has served as the Chief Executive Officer and Chairman of I.T. Net Investments Ltd. In addition to his role at I.T. Net Investments, Mr. Tenenboim has significant directorship experience. Since 2020, Mr. Tenenboim has served as a Director of Unicorn Technology. Since 2015, Mr. Tenenboim has served as Chairman of the board of directors of Bobile Ltd. From September 2016 until June 2017, and then again from December 2017 until June 2021, Mr. Tenenboim has served as a Director of Somoto BVI. Mr. Tenenboim holds an M.SC in industrial engineering from Tel Aviv University.

Yaron Be’eri has served on our Board of Directors since June 2020. Since 2019, Mr. Be’eri has served as the Chief Executive Officer of Yahad – United for Israel’s Soldiers, a nonprofit organization dedicated toward raising funds for Israeli Defense Forces soldiers. Prior to this, from 2017-2019, Mr. Be’eri served as the Deputy Chief Executive Officer of Aura, a large real estate company in Israel. From 2015-2017, Mr. Be’eri was the Head of the Traffic Division of the Israeli Police, and from 2011-2015, Mr. Be’eri was Head of Human Resources for the Israeli Police. Mr. Be’eri holds a BA in Social Sciences from the University of Haifa and an MBA in Business Administration from the University of Derby.

Shlomo Shalev has served on our Board of Directors since August 2020. Since 2020 Shlomo has served as the Chief Executive Officer of XTL Bio Pharmaeuticals (“XTL”) (Nasdaq: XTLB). From 2015 - 2018, Mr. Shalev served as Active Chairman of the Board of Intercure Ltd (Nasdaq: INCR) and chairman of the board of XTL. Prior to that Shlomo was CEO of GFC Green Fields Capital, an investment company publicly traded on the Tel Aviv Stock Exchange (TASE) from 2014 to 2015. From 2007 to 2014 Mr. Shalev was leading several companies in turn around and growth situations including as chairman of the board of Micronet (TASE). Prior to that Mr. Shalev served as SVP Investments at Ampal, a diversified holding company. From 1994 -1998, Mr. Shalev served as Israel’s Consul for Economic Affairs in the U.S Northwestern Region and as the Economic Advisor to the Director General, Ministry of Industry and Trade. Mr. Shalev holds an MBA from University of San Francisco, CA and a B.A. degree in Economics from Ben Gurion University, Israel.

Proposed Resolutions

It is proposed that at the Meeting the following resolutions be adopted:

“RESOLVED, that the re-election of Ori Gilboa as a director of the Company, to serve until our next annual general meeting of shareholders be, and hereby is, approved in all respects.”

“RESOLVED, that the re-election of Jacob Tenenboim as a director of the Company, to serve until our next annual general meeting of shareholders be, and hereby is, approved in all respects.”

“RESOLVED, that the re-election of Yaron Be’eri as a director of the Company, to serve until our next annual general meeting of shareholders be, and hereby is, approved in all respects.”

“RESOLVED, that the re-election of Shlomo Shalev as an external director of the Company, to serve until August 16, 2026 be, and hereby is, approved in all respects.”

Required Vote

Under the Companies Law and our articles of association, the affirmative vote of the holders of a majority of the ordinary shares represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter, is required to re-elect the director nominees named above, except Proposal 4 with respect to the re-election of Shlomo Shalev as an external director of the Company.

The approval of Proposal 4 is subject to the affirmative vote of the holders of a majority of the voting power represented and voting on such proposal in person or by proxy. In addition, the shareholders’ approval must either include at least a majority of the ordinary shares voted by shareholders who are not controlling shareholders nor are they shareholders who have a personal interest in the approval of the appointment (excluding a personal interest that is not related to a relationship with the controlling shareholders), or the total ordinary shares of non-controlling shareholders and non-interested shareholders voted against the proposal must not represent more than 2% of the outstanding ordinary shares.

For this purpose, you are asked to indicate on your proxy card or voting instruction card whether you have a personal interest in the re-election of the external director. Under the Companies Law, in general, you are deemed to have a personal interest if any member of your immediate family or their spouse has a personal interest in the adoption of the proposal. In addition, you are deemed to have a personal interest if a company, other than SaverOne, that is affiliated to you has a personal interest in the adoption of the proposal. Such company is a company in which you or a member of your immediate family serves as a director or chief executive officer, has the right to appoint a director or the chief executive officer, or owns 5% or more of the outstanding shares. However, you are not deemed to have a personal interest in the adoption of the proposal if your interest in such proposal arises solely from your ownership of our shares, or to a matter that is not related to a relationship with a controlling shareholder.

Board Recommendation

Our Board of Directors recommends a vote FOR the re-election of each of the foregoing director nominees.

PROPOSAL 5:

APPROVAL OF TERMS OF EMPLOYMENT OF CHIEF EXECUTIVE OFFICER

Background

Pursuant to the Companies Law, arrangements regarding the compensation of the Company’s Chief Executive Officer require the approval of the Compensation Committee, the Board of Directors and the shareholders, in that order. Furthermore, the Companies Law requires that the Company compensate its Chief Executive Officer in accordance with the Company’s compensation policy with respect to its officers (the “Compensation Policy”).

On February 24, 2020, we entered into a consulting agreement with Mr. Ori Gilboa who has served as the Company’s Chief Executive Officer since September 2019 and as a member of the Board of Directors since June 2020, which provides that Mr. Gilboa’s terms of office and services are for period of three years, subject to re-approval under the Companies Law and termination in accordance with the terms of the consulting agreement.

On June 21, 2023 the Company’s Compensation Committee and Company’s Board of Directors approved the re-approval services terms of the consulting agreement (the “Agreement”) with Mr. Ori Gilboa, as follows:

Services: Mr. Gilboa shall serve as the Company’s Chief Executive Officer on full time basis for a period of three years, such renewed period to begin on September 1, 2023. The Agreement may be terminated at any time by Mr. Gilboa or by the Company by giving the other party 90 days advance notice in writing, provided that the Company may terminate the agreement forthwith for Cause (as defined in the Agreement) without advance notice.

Consideration: In consideration for the services rendered by Mr. Gilboa, the Company shall pay to Mr. Gilboa a monthly consulting fee (the “Consulting Fee”) in the amount of NIS 120,000 plus VAT, if required by law. The Consulting Fee shall be indexed to the Israeli consumer price index and an accounting will be made accordingly every quarter.

Bonus: Mr. Gilboa shall be entitled to a contingent annual bonus of up to six (6)  monthly Consulting Fees, as may be adjusted from time to time in accordance with the terms of the consulting agreement, provided that Mr. Gilboa has fulfilled the measurable objectives which shall be determined by Compensation Committee and the Company’s Board of Directors once a year in accordance with the provisions of the Company’s Compensation Policy that will be in existence at the relevant time.

Restricted Share Units (“RSUs”): As previously approved by the Board of Directors, Mr. Gilboa shall be entitled, subject to (1) the terms of our 2015 Share Incentive Plan and (2)(A) the execution of a form of an award grant letter agreement with respect to RSUs (the “RSU Agreement”), which shall be approved and adopted by the Company and (B) the execution all other required documents and agreements required by the Company, 900,000 RSUs, representing approximately 3% of the Company’s issued and outstanding shares as of the date of the grant, subject to, among other things, the vesting schedule provided below:

The RSUs shall vest on quarterly basis over period of a three (3) year period, beginning on September 1, 2023 (the “Vesting Commencement Date”) under the following schedule: forty percent (40%) of the RSUs shall vest by the end of the first anniversary of the Vesting Commencement Date, thirty percent (30%) of the RSUs shall vest by the end of the second anniversary of the Vesting Commencement Date and the remaining thirty percent (30%) of the RSUs shall vest by the end of the third anniversary of the Vesting Commencement Date, subject to Mr. Gilboa’s continued service through each such anniversary of the Vesting Commencement Date and the potential vesting Acceleration (as defined below and as further described in the RSU Agreement).

An “Acceleration” means, in the event of (and conditional upon the completion of) any change of control of the Company, sale or merger of the Company, sale of a major asset of the company or a major investment in the company (each as further described in the RSU Agreement), all unvested RSUs shall vest immediately prior to the consummation of the sale.

The proposed to the services terms of Mr. Gilboa are consistent with the Compensation Policy.

Proposed Resolution

It is proposed that at the Meeting the following resolution be adopted:

“RESOLVED, to approve the services terms of Mr. Ori Gilboa, as the Company’s Chief Executive Officer upon the terms described above.”

Required Vote

The approval of Proposals 5 is subject to the affirmative vote of the holders of a majority of the voting power represented and voting on such proposal in person or by proxy. In addition, the shareholders’ approval must either include at least a majority of the ordinary shares voted by shareholders who are not controlling shareholders nor are they shareholders who have a personal interest in the approval of the appointment (excluding a personal interest that is not related to a relationship with the controlling shareholders), or the total ordinary shares of non-controlling shareholders and non-interested shareholders voted against the proposal must not represent more than 2% of the outstanding ordinary shares.

For this purpose, you are asked to indicate on your proxy card or voting instruction card whether you have a personal interest in the approval of the amendment to employment terms of the Chief Executive Officer. Under the Companies Law, in general, you are deemed to have a personal interest if any member of your immediate family or their spouse has a personal interest in the adoption of the proposal. In addition, you are deemed to have a personal interest if a company, other than SaverOne, that is affiliated to you has a personal interest in the adoption of the proposal. Such company is a company in which you or a member of your immediate family serves as a director or chief executive officer, has the right to appoint a director or the chief executive officer, or owns 5% or more of the outstanding shares. However, you are not deemed to have a personal interest in the adoption of the proposal if your interest in such proposal arises solely from your ownership of our shares, or to a matter that is not related to a relationship with a controlling shareholder.

Recommendation

Our Board of Directors recommends a vote FOR the foregoing resolution approving the services terms of Mr. Ori Gilboa, the Company’s Chief Executive Officer.

PROPOSAL 6:

APPROVAL OF THE GRANT OF RESTRICTED SHARE UNITS TO OUR CHIEF EXECUTIVE OFFICER

Background

Our Compensation Committee and Board of Directors approved the grant to Mr. Ori Gilboa of 900,000 RSUs, representing 3% of the Company’s issued and outstanding shares as of the date of the grant, subject to, among other things, the vesting schedule provided below:

The RSUs shall vest on quarterly basis over period of a three (3) year period, beginning the Vesting Commencement Date under the following schedule: forty percent (40%) of the RSUs shall vest by the end of the first anniversary of the Vesting Commencement Date, thirty percent (30%) of the RSUs shall vest by the end of the second anniversary of the Vesting Commencement Date and the remaining thirty percent (30%) of the RSUs shall vest by the end of the third anniversary of the Vesting Commencement Date, subject to Mr. Gilboa’s continued service through each such anniversary of the Vesting Commencement Date and the potential vesting Acceleration (as defined below and as further described in the RSU Agreement).

An “Acceleration” means, in the event of (and conditional upon the completion of) any change of control of the Company, sale or merger of the Company, sale of a major asset of the company or a major investment in the company (each as further described in the RSU Agreement) all unvested RSUs shall vest immediately prior to the consummation of the sale.

The RSUs shall be granted under our 2015 Share Incentive Plan.

Proposed Resolution

It is proposed that at the Meeting the following resolution be adopted:

“RESOLVED, to grant an aggregate number of 900,000 RSUs of the Company to Mr. Ori Gilboa upon the terms described above.”

Required Vote

The affirmative vote of the holders of a majority of the voting power represented and voting on this proposal in person or by proxy is necessary for the approval of the resolution to approve the grant of RSUs to our Chief Executive Officer. In addition, the shareholders’ approval must either include at least a majority of the ordinary shares voted by shareholders who are not controlling shareholders nor are they shareholders who have a personal interest in the approval of the grant of options to our Chief Executive Officer, or the total ordinary shares of non-controlling shareholders and non-interested shareholders voted against this proposal must not represent more than 2% of the outstanding ordinary shares.

For this purpose, you are asked to indicate on your proxy card or voting instruction card whether you have a personal interest in the grant of options to the Chief Executive Officer. Under the Isaeli Companies Law, in general, you are deemed to have a personal interest if any member of your immediate family or their spouse has a personal interest in the adoption of the proposal. In addition, you are deemed to have a personal interest if a company, other than SaverOne, that is affiliated to you has a personal interest in the adoption of the proposal. Such company is a company in which you or a member of your immediate family serves as a director or chief executive officer, has the right to appoint a director or the chief executive officer, or owns 5% or more of the outstanding shares. However, you are not deemed to have a personal interest in the adoption of the proposal if your interest in such proposal arises solely from your ownership of our shares, or to a matter that is not related to a relationship with a controlling shareholder.

Recommendation

Our Board of Directors recommends a vote FOR approving the grant an aggregate number of 900,000 RSUs of the Company to Mr. Ori Gilboa upon the terms described above.

PROPOSAL 7:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S COMPENSATION POLICY WITH RESPECT TO THE ADOPTION OF A NEW CLAWBACK POLICY INTENDED TO COMPLY WITH THE CLAWBACK-RELATED LISTING STANDARDS PROPOSED BY THE NASDAQ STOCK MARKET AND THE COMPANIES LAW, TO TAKE EFFECT UPON THE EFFECTIVE DATE OF THE NASDAQ LISTING RULE

Background

Under the Companies Law, a public company is required to adopt a compensation policy, which must comply with the terms of the Companies Law and set forth the terms of service and employment of the Company’s directors and officers, including, specifically, any compensation recovery provisions in the event of accounting restatements, and must stipulate the terms of such provisions. The Company’s current Compensation Policy, as amended on February 21, 2021, was initially approved and adopted by the Company’s shareholders on June 1, 2020, following review by, and approval of our Board of Directors, and currently includes certain compensation recovery provisions.

Recently, the Nasdaq Stock Market released a proposed rule that implements the Commission’s clawback rule mandated by Section 954 of the Dodd-Frank Act. The Commission’s final rule, which was adopted in October 2022 as Rule 10D-1 of the Exchange Act, directed U.S. stock exchanges, including the Nasdaq Stock Market, to adopt listing standards requiring all listed companies, including foreign private issuers, such as the Company, to adopt and comply with a written clawback policy, to disclose the policy and to file the policy as an exhibit to its annual report, as well as to include other disclosures in the event a clawback is triggered under the policy by the effective date to be determined by Nasdaq listing rules (currently expected to be October 2, 2023) (the “Effective Date”). Accordingly, it is proposed to amend the Company’s Compensation Policy in a manner that would also address the adoption of a clawback policy as contemplated pursuant to Rule 10D-1 of the Exchange Act and in accordance with the specific Nasdaq listing rules once adopted, whereby the specific clawback policy will be attached as an exhibit to the Company’s Compensation Policy and form an integral part thereof, and, subject to its approval, will take effect only upon the Effective Date.

The form of the clawback policy to be added to the Company’s Compensation Policy is attached hereto as Exhibit A and is intended to comply with the specific Nasdaq listing rules once adopted.

Proposed Resolution

It is proposed that at the Meeting the following resolution be adopted:

“RESOLVED, that the approval of an amendment to the Company’s Compensation Policy with respect to the adoption of a new clawback policy intended to comply with the clawback-related listing standards proposed by the Nasdaq Stock Market and the Companies Law, substantially in the form attached hereto as Exhibit A, to be in effect on the Effective Date, as presented to the shareholders, be, and same hereby is, approved.”

Required Vote

The approval of Proposal 7 is subject to the affirmative vote of the holders of a majority of the voting power represented and voting on such proposal in person or by proxy. In addition, the shareholders’ approval must either include at least a majority of the ordinary shares voted by shareholders who are not controlling shareholders nor are they shareholders who have a personal interest in the approval of the appointment (excluding a personal interest that is not related to a relationship with the controlling shareholders), or the total ordinary shares of non-controlling shareholders and non-interested shareholders voted against the proposal must not represent more than 2% of the outstanding ordinary shares.

For this purpose, you are asked to indicate on your proxy card or voting instruction card whether you have a personal interest in the amendment to the Company’s Compensation Policy with respect to the adoption of a new clawback policy intended to comply with the clawback-related listing standards proposed by the Nasdaq Stock Market and the Companies Law to take effect upon the effective date of the Nasdaq listing rule. Under the Companies Law, in general, you are deemed to have a personal interest if any member of your immediate family or their spouse has a personal interest in the adoption of the proposal. In addition, you are deemed to have a personal interest if a company, other than SaverOne, that is affiliated to you has a personal interest in the adoption of the proposal. Such company is a company in which you or a member of your immediate family serves as a director or chief executive officer, has the right to appoint a director or the chief executive officer, or owns 5% or more of the outstanding shares. However, you are not deemed to have a personal interest in the adoption of the proposal if your interest in such proposal arises solely from your ownership of our shares, or to a matter that is not related to a relationship with a controlling shareholder.

Recommendation

Our Board of Directors recommends a vote FOR the foregoing resolution approving an amendment to the Company’s Compensation {olicy with respect to the adoption of a new clawback policy intended to comply with the clawback-related listing standards proposed by the Nasdaq Stock Market and the Companies Law to take effect upon the effective date of the Nasdaq listing rule.

PROPOSAL 8:

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO FIX THEIR COMPENSATION

Background

At the Meeting, you will be asked to approve the reappointment of Fahn Kanne & Co. Grant Thornton Israel as our independent auditors for the year ending December 31, 2023, and until our next annual general meeting of shareholders, and to authorize our Board of Directors to fix their compensation.

The following table sets forth, for each of the years indicated, the fees billed by our independent registered public accounting firm.

	Year Ended December 31,
	2022	2021
Services Rendered	(USD in thousands)
Audit fees(1)	100,429	186,571
Tax fees (2)	429	—
All other fees	—	—
Total	100,429	186,571

(1)	Audit fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, review of our consolidated interim financial statements, our statutory tax audits and assistance with review of documents filed with the SEC (including issuance of comfort and consent letters related to initial public offering transaction and subsequent filing of registration statements).
(2)	Tax fees consist of fees for professional services for tax compliance and tax advice.

Proposed Resolution

It is proposed that at the Meeting the following resolution be adopted:

“RESOLVED, that the appointment of Fahn Kanne & Co. Grant Thornton Israel as the independent auditors of the Company for the year ending December 31, 2023, and until our next annual general meeting of shareholders of the Company be, and it hereby is, approved and the Board of Directors be, and hereby is, authorized to fix the compensation of the independent auditors.”

Required Vote

Under the Companies Law and our articles of association, the affirmative vote of the holders of a majority of the ordinary shares represented at the Meeting, in person or by proxy, entitled to vote and voting on the matter, is required for this proposal.

Recommendation

Our Board of Directors recommends a vote FOR the foregoing resolution approving the appointment of our independent auditors and authorization of our Board of Directors to fix the independent auditors’ compensation.

REVIEW AND DISCUSSION OF AUDITOR’S REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

At the Meeting, in accordance with the requirements of the Companies Law, our auditor’s report and consolidated financial statements for the year ended December 31, 2022, will be presented. We will furthermore hold a discussion with respect to such financial statements at the Meeting. This item will not involve a vote of the shareholders.

The foregoing auditor’s report and the audited consolidated financial statements may be reviewed at the “Investor Relations” portion of our website at https://saver.one/en/home/, through the EDGAR website of the Securities and Exchange Commission at www.sec.gov, through the Israeli Securities Authority’s electronic filing system at: http://www.magna.isa.gov.il, or through the website of the Tel-Aviv Stock Exchange Ltd. at: http://maya.tase.co.il. None of the auditor’s report, audited consolidated financial statements or the contents of our website form part of the proxy solicitation material.

OTHER BUSINESS

Other than as set forth above, as of the mailing of this Proxy Statement, management knows of no business to be transacted at the Meeting, but, if any other matters are properly presented at the Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR THE INFORMATION FURNISHED TO YOU IN CONNECTION WITH THIS PROXY STATEMENT WHEN VOTING ON THE MATTERS SUBMITTED TO SHAREHOLDER AND ADS HOLDERS VOTE HEREUNDER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS PROXY STATEMENT IS DATED JULY 7, 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN JULY 7, 2023, AND THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS AND ADS HOLDERS SHOULD NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors

Jacob Tenenboim
Chairman of the Board
July 7, 2023

EXHIBIT A

SAVERONE 2014 LTD.

Clawback Policy

I.	Purpose

This Clawback Policy describes the circumstances under which Covered Persons of SaverOne 2014 Ltd. and any of its direct or indirect subsidiaries (the “Company”) will be required to repay or return Erroneously-Awarded Compensation to the Company.

This Policy and any terms used in this Policy shall be construed in accordance with the clawback-related listing standards proposed by the Nasdaq Stock Market (the “Nasdaq Clawback Rules”), as well as the provisions of the Israeli Companies Law of 1999 (the “Companies Law”).

II.	Definitions

For purposes of this Policy, the following capitalized terms shall have the meaning set forth below:

(a)	“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected the current period or left uncorrected in the current period (a “little r” restatement).

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Clawback-Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement, any Incentive-Based Compensation Received by a Covered Person (regardless of whether such Covered Person was serving at the time that Erroneously-Awarded Compensation is required to be repaid) (i) on or after the Nasdaq Effective Date, (ii) after beginning service as a Covered Person, (iii) while the Company has a class of securities listed on a national securities exchange or national securities association and (iv) during the Clawback Period.

(d)	“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)	“Committee” shall mean the Compensation Committee of the Board.

(f)	“Covered Person” shall mean any person who is, or was at any time, during the Clawback Period, an Executive Officer of the Company. For the avoidance of doubt, Covered Person may include a former Executive Officer that left the Company, retired or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period.

(g)	“Erroneously-Awarded Compensation” shall mean the amount of Clawback-Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts. This amount must be computed without regard to any taxes paid.

(h)	“Executive Officer” shall mean (i) the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, (ii) or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company, or (iii) an “Officer” within the meaning set forth in the Companies Law. For the sake of clarity, at a minimum, all persons who would be executive officers pursuant to Rule 401(b) under Regulation S-K shall be deemed “Executive Officers”.

(i)	“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For purposes of this Policy, Financial Reporting Measures shall include stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return).

(j)	“Incentive-Based Compensation” shall have the meaning set forth in Section III below.

(k)	“Nasdaq” shall mean The Nasdaq Stock Market.

(l)	“Nasdaq Effective Date” shall mean the day on which the Nasdaq Clawback Rules will become effective.

(m)	“Policy” shall mean this Clawback Policy, as the same may be amended and/or restated from time to time.

(n)	“Received” shall mean Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant occurs after the fiscal period.

(o)	“Repayment Agreement” shall have the meaning set forth in Section V below.

(p)	“Restatement Date” shall mean the earlier of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(q)	“SARs” shall mean stock appreciation rights.

(r)	“SEC” shall mean the U.S. Securities and Exchange Commission.

III.	Incentive-Based Compensation

“Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested wholly or in part upon the attainment of a Financial Reporting Measure.

For purposes of this Policy, specific examples of Incentive-Based Compensation include, but are not limited to:

●	Non-equity incentive plan awards that are earned based, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;

●	Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;

●	Other cash awards based on satisfaction of a Financial Reporting Measure performance goal;

●	Restricted stock, restricted stock units, performance share units, stock options and SARs that are granted or become vested, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal; and

●	Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal.

For purposes of this Policy, Incentive-Based Compensation excludes:

●	Any base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal);

●	Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;

●	Bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period;

●	Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and

●	Equity awards that vest solely based on the passage of time and/or satisfaction of one or more non-Financial Reporting Measures.

IV.	Determination and Calculation of Erroneously-Awarded Compensation

In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously-Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment or return, as applicable.

(a)	Cash Awards. With respect to cash awards, the Erroneously-Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been received applying the restated Financial Reporting Measure.

(b)	Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously-Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)	Equity Awards. With respect to equity awards, if the shares, options or SARs are still held at the time of recovery, the Erroneously-Awarded Compensation is the number of such securities Received in excess of the number that should been received applying the restated Financial Reporting Measure (or the value in excess of that number). If the options or SARs have been exercised, but the underlying shares have not been sold, the Erroneously-Awarded Compensation is the number of shares underlying the excess options or SARs (or the value thereof). If the underlying shares have already been sold, then the Committee and Board shall determine the amount which most reasonably estimates the Erroneously-Awarded Compensation.

(d)	Compensation Based on Stock Price or Total Shareholder Return. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee and Board based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Committee and Board shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq in accordance with applicable listing standards).

V.	Recovery of Erroneously-Awarded Compensation

Once the Committee and Board have determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Covered Person, the Committee and Board shall take all necessary actions to recover the Erroneously-Awarded Compensation. Unless otherwise determined by the Committee and Board, the Committee and Board shall pursue the recovery of Erroneously-Awarded Compensation in accordance with the below:

(a)	Cash Awards. With respect to cash awards, the Committee and Board shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee and Board agrees to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Committee and Board, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee, the Company shall countersign such Repayment Agreement.

(b)	Unvested Equity Awards. With respect to those equity awards that have not yet vested, the Committee and Board shall take all necessary action to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

(c)	Vested Equity Awards. With respect to those equity awards that have vested and the underlying shares have not been sold, the Committee and Board shall take all necessary action to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Covered Person has sold the underlying shares, the Committee and Board shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee and Board agree to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Committee and Board, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee, the Company shall countersign such Repayment Agreement.

(d)	Repayment Agreement. “Repayment Agreement” shall mean an agreement (in a form reasonable acceptable to the Committee) with the Covered Person for the repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person.

(e)	Effect of Non-Repayment. To the extent that a Covered Person fails to repay all Erroneously-Awarded Compensation to the Company when due (as determined in accordance with this Policy), the Company shall, or shall cause one or more other members of the Company to, take all actions reasonable and appropriate to recover such Erroneously-Awarded Compensation from the applicable Covered Person.

The Committee and Board shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

VI.	Discretionary Recovery

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if any one of the following conditions are met and the Committee and Board determine that recovery would be impracticable:

(i)	The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously-Awarded Compensation, documented such attempts and provided such documentation to Nasdaq;

(ii)	Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously-Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(iii)	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

VII.	Reporting and Disclosure Requirements

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable filings required to be made with the SEC.

VIII.	Effective Date

This Policy shall apply to any Incentive-Based Compensation Received on or after the Nasdaq Effective Date.

IX.	No Indemnification

The Company shall not indemnify any Covered Person against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Covered Persons for premiums, for any insurance policy to fund such Covered Person’s potential recovery obligations.

X.	Administration

The Committee and the Board have the discretion to administer this Policy, subject to applicable law. The Committee and the Board shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions as deems necessary, appropriate or advisable.

XI.	Amendment

The Committee and thereafter, the Board may amend this Policy from time to time as and when they Committee and the Board determine that it is legally required by the Companies Law, any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed. Notwithstanding anything in this Section XI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate Companies Law, any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

XII.	Other Recoupment Rights; No Additional Payments

This Policy will be applied to the fullest extent of the law. The adoption of this Policy does not derogate from any recoupment rights the Company may have under any employment agreement, equity award agreement or any other agreement entered into on or after the Nasdaq Effective Date. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation or rule or pursuant to any similar policy in any employment agreement, equity plan, equity award agreement or similar arrangement and any other legal remedies available to the Company. However, this Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

XIII.	Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit 99.2

SAVERONE 2014 LTD.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of SaverOne 2014 Ltd. (the “Company”) hereby appoints Ori Gilboa, Chief Executive Officer, and Tony Klein, Chief Financial Officer, or any of them, agents and proxies of the undersigned, with full power of substitution to each of them, to represent and to vote on behalf of the undersigned all the ordinary shares of the Company which the undersigned is entitled to vote at the Annual and Special General Meeting of Shareholders (the “Meeting”) to be held at the offices of the Company at Em Hamoshavot Rd. 94, Petah Tikva, Israel, on Monday, August 14, 2023, at 3:00 p.m. Israel time and at any adjournments or postponements thereof, upon the following matters, which are more fully described in the Notice of Annual and Special General Meeting of Shareholders and Proxy Statement relating to the Meeting.

The undersigned acknowledges receipt of the Notice of Annual and Special General Meeting of Shareholders and Proxy Statement of the Company relating to the Meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made with respect to any matter, this Proxy will be voted FOR such matter. Any and all proxies heretofore given by the undersigned are hereby revoked.

(Continued and to be signed on the reverse side)

ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS OF

SAVERONE 2014 LTD.

AUGUST 14, 2023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS FOR THE MEETING

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To re-elect Ori Gilboa to the Company’s Board of Directors until the Company’s next annual general meeting of shareholders.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	To re-elect Jacob Tenenboim to the Company’s Board of Directors until the Company’s next annual general meeting of shareholders.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To re-elect Yaron Be’eri to the Company’s Board of Directors as an independent director until the Company’s next annual general meeting of shareholders.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	To re-elect Shlomo Shalev to our Board of Directors as an external director for a three-year term ending August 16, 2026.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4A.	Please mark YES if you are a controlling shareholder or have a personal interest in the said resolution, as such terms are defined in the Proxy Statement of the Company. Please mark NO if you are not. IF YOU DO NOT MARK ONE OF THE BOXES YOUR VOTE SHALL NOT BE COUNTED.

☐	YES	☐	NO

5.	To approve the terms of employment for Ori Gilboa, the Company’s Chief Executive Officer.

☐	FOR	☐	AGAINST	☐	ABSTAIN

5A.	Please mark YES if you are a controlling shareholder or have a personal interest in the said resolution, as such terms are defined in the Proxy Statement of the Company. Please mark NO if you are not. IF YOU DO NOT MARK ONE OF THE BOXES YOUR VOTE SHALL NOT BE COUNTED.

☐	YES	☐	NO

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6.	To approve the grant of restricted share units to Ori Gilboa, the Company’s Chief Executive Officer.

☐	FOR	☐	AGAINST	☐	ABSTAIN

6A.	Please mark YES if you are a controlling shareholder or have a personal interest in the said resolution, as such terms are defined in the Proxy Statement of the Company. Please mark NO if you are not. IF YOU DO NOT MARK ONE OF THE BOXES YOUR VOTE SHALL NOT BE COUNTED.

☐	YES	☐	NO

7.	To approve an amendment to the Company’s compensation policy with respect to the adoption of a new clawback policy intended to comply with the clawback-related listing standards proposed by the Nasdaq Stock Market and the Israeli Companies Law 5759-1999, as amended, to take effect upon the effective date of the Nasdaq listing rule.

☐	FOR	☐	AGAINST	☐	ABSTAIN

7A.	Please mark YES if you are a controlling shareholder or have a personal interest in the said resolution, as such terms are defined in the Proxy Statement of the Company. Please mark NO if you are not. IF YOU DO NOT MARK ONE OF THE BOXES YOUR VOTE SHALL NOT BE COUNTED.

☐	YES	☐	NO

8.	To approve the re-appointment Fahn Kanne & Co. Grant Thornton Israel as the Company’s independent registered public accounting firm for the year ending December 31, 2023, and until the Company’s next annual general meeting of shareholders, and to authorize the Company’s Board of Directors to fix such accounting firm’s compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

_____________, 2023
NAME	SIGNATURE	DATE
_____________, 2023
NAME	SIGNATURE	DATE

Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signed is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

3

Exhibit 99.3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For the month of August 2023

Commission file number: 001-41387

SaverOne 2014 Ltd.

(Translation of registrant’s name into English)

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

CONTENTS

On August 6, 2023, the board of directors of SaverOne 2014 Ltd. (the “Company”) appointed Omri Hagai as the Company’s chief financial officer, effective as of August 6, 2023. Mr. Hagai replaced Tony Klien, the Company’s former chief financial officer, who served in such position until August 5, 2023 and will continue to serve the Company in an advisory role during a transition period.

Mr. Hagai, 38, has over 10 years of financial experience, including experience in finance and audit related functions of SEC reporting companies. From 2021 to 2023, Mr. Hagai has served as a Director of Finance of BrainsWay Ltd. (Nasdaq: BWAY), where he managed its finance department and led the preparation of the company’s financial statements for SEC filings. From 2018 to 2021, Mr. Hagai served as the Disclosure and Reporting Controller for Israel Chemicals Ltd. (NYSE: ICL). Prior to this role, Mr. Hagai served as the Assistant Controller for Israel Chemicals from 2016 to 2018. Prior to his public company roles, Mr. Hagai served as an Assurance Senior Associate at Kesselman & Kesselman, certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited. Mr. Hagai holds a bachelor of arts in business management and accounting from The Hebrew University of Jerusalem.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SaverOne 2014 Ltd.

Date: August 8, 2023	By:	/s/ Ori Gilboa
		Name:	Ori Gilboa
		Title:	Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For the month of August 2023

Commission file number: 001-41387

SaverOne 2014 Ltd.

(Translation of registrant’s name into English)

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

CONTENTS

As previously announced on July 7, 2023, the SaverOne 2014 Ltd. (the “Company”) will hold its Annual and Special General Meeting of Shareholders on Monday, August 14, 2023 at 3:00 p.m. (Israel time) at the Company’s offices in Petah Tikva, Israel. The deadline for voting for holders of American Depositary Shares of the Company who may vote at the meeting without attending in person has been extended to 12:00 p.m. EDT on August 10, 2023.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SaverOne 2014 Ltd.

Date: August 9, 2023	By:	/s/ Ori Gilboa
		Name:	Ori Gilboa
		Title:	Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For the month of August 2023

Commission file number: 001-41387

SaverOne 2014 Ltd.

(Translation of registrant’s name into English)

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

CONTENTS

On August 14, 2023, an Annual and Special General Meeting of Shareholders of SaverOne 2014 Ltd. (the “Company”) approved each of the eight proposals brought before the Company’s shareholders at the meeting, in accordance with the majority required for each proposal. Each of those proposals was described in the Company’s Notice and Proxy Statement with respect to the Company’s Annual and Special General Meeting of Shareholders, dated July 7, 2023, attached as Exhibit 99.1 to the Company’s Form 6-K that was furnished to the U.S. Securities and Exchange Commission on July 7, 2023.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SaverOne 2014 Ltd.

Date: August 14, 2023	By:	/s/ Ori Gilboa
		Name:	Ori Gilboa
		Title:	Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For the month of August 2023

Commission file number: 001-41387

SaverOne 2014 Ltd.

(Translation of registrant’s name into English)

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

CONTENTS

On August 29, 2023, SaverOne 2014 Ltd. (the “Company”) issued a press release entitled “SaverOne Reports First Half 2023 Results with Strong Revenue Growth”. In addition, on the same day, the Company issued unaudited interim condensed financial statements as of June 30, 2023, as well as its operating and financial review as of June 30, 2023. Attached hereto and incorporated by reference herein are the following exhibits:

99.1	Operating and Financial Review as of June 30, 2023

99.2	Unaudited Interim Condensed Financial Statements as of June 30, 2023

99.3	Press release titled: “SaverOne Reports First Half 2023 Results with Strong Revenue Growth”

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Operating and Financial Review as of June 30, 2023

99.2	Unaudited Interim Condensed Financial Statements as of June 30, 2023

99.3	Press release titled: “SaverOne Reports First Half 2023 Results with Strong Revenue Growth”

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SaverOne 2014 Ltd.

Date: August 29, 2023	By:	/s/ Ori Gilboa
		Name:	Ori Gilboa
		Title:	Chief Executive Officer

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Exhibit 99.1

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included elsewhere in this Report on Form 6-K and our Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”). The following discussion is based on our financial information prepared in accordance with the IFRS, as issued by the IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. generally accepted accounting principles, or GAAP. We maintain our accounting books and records in New Israeli Shekels and our functional currency is the New Israeli Shekel. Certain amounts presented herein may not sum due to rounding. Unless the context requires otherwise, references in this report to “Company”, “SaverOne”, “we” or “our” refers to SaverOne 2014 Ltd. thereafter unless otherwise required by the context. “NIS” means New Israeli Shekel, and “$,” “US$,“U.S. dollars” and “USD” mean United States dollars.

The following discussion and analysis of our financial condition and results of operations contains conversions of NIS amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, for the purposes of the presentation of financial data, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at the rate of NIS 3.706 to $1.00, based on the representative exchange rate reported by the Bank of Israel on June 30, 2023.

Forward Looking Statements

Certain information included or incorporated by reference in this Report on Form 6-K may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below:

●	our planned level of revenues and capital expenditures and our ability to continue as a going concern;

●	the ability of our technology to substantially improve the safety of drivers;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our intention to advance our technologies and commercialization efforts;

●	our intention to use local distributors in each country or region that we will conduct business to distribute our products or technology;

●	our plan to seek patent, trademark and other intellectual property rights for our products and technologies in the United States and internationally, as well as our ability to maintain and protect the validity of our currently held intellectual property rights;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	interpretations of current laws and the passage of future laws;

●	acceptance of our business model by investors;

●	the ability to correctly identify and enter new markets;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	our intention to retain key employees, and our belief that we maintain good relations with all of our employees;

●	any resurgence of the COVID-19 pandemic and its impact on our business and industry; and

●	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” in our Annual Report, as well as Annual Report generally.

The preceding list is not intended to be an exhaustive list of any forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results to differ materially from the results expressed or implied by the forward-looking statements.

The forward-looking statements contained in this Report on Form 6-K are based upon information available to our management as of the date hereof and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. The forward-looking statements contained in this Report on Form 6-K are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this Report on Form 6-K to conform these statements to actual results or to changes in our expectations.

Overview

We are a technology company engaged in the design, development and commercialization of transportation and safety solutions, designed to save lives by preventing car accidents based on our patented technology of detecting, analyzing and locating cellular phone RF Signals. Using this core technology, we are developing two product lines. The first is an In Cabin Driver Distraction Prevention Solution, or DDPS, which comprises an aftermarket product for vehicles (i.e. vehicles already supplied to customers) that is in a commercial phase and an original equipment manufacturer, or OEM, product targeting vehicle manufacturers which is in development. The second is an Advanced Driver Assistance Systems, or ADAS, product that detects vulnerable road users, or VRUs, and provides warning to the vehicle regarding potential collision.

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Our DDPS, known also as the SaverOne system, provides an advanced driver safety solution that can identify and monitor mobile phones located in the driver’s vicinity and selectively block use of life-threatening applications. Our technology is based on our proprietary hardware, software and algorithms, and we believe it has significant advantages over our competitors’ because our solution meets the National Highway Traffic Safety Administration’s, or NHTSA, guidelines for a complete solution for distracted driving. Our DDPS solution can be utilized in commercial vehicles, buses, vehicles owned or leased by companies that are provided to employees, private vehicles and other forms of transportation.

The first-generation DDPS product was for the aftermarket vehicle market and was intended for private vehicles, trucks and buses. This Generation 1.0 was launched in late 2019, initially for private cars, and thereafter was made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. We are working on pilot programs with various fleet and system integrators in the United States, Europe, Asia and APAC. As of June 30, 2023, over 3,900 systems have been ordered (which includes about 800 systems ordered as part of our ongoing Generation 1.0 pilot program and over 3,100 systems purchased in commercial orders by our Generation 1.0 and Generation 2.0 customers) and over 2,200 of these systems have been installed.

The second-generation DDPS product, which was released in the fourth quarter of 2022, replaced Generation 1.0 which we are phasing out in the first quarter of 2023. This Generation 2.0 is intended for the global automobile market. It includes significant improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. We are targeting the global aftermarket automobile market starting with the U.S. and Europe.

With respect to our DDPS OEM solution, we plan to integrate it into the vehicle manufacturing process, to be offered directly to customers by the vehicle manufacturer as part of the vehicle. We are currently working with one of the leading global OEMs in order to have the SaverOne technology integrated into vehicles during the manufacturing process. The OEM solution is in the early stage of development, and we expect to launch it during 2024. Since the development of our OEM solution is still in an early stage, it is too early to estimate the cost of development.

We are also developing a solution for detection of VRUs based on our second-generation technology. SaverOne’s VRU technology significantly enhances the performance of current ADAS sensors (i.e. camera, lidar and radar) through its superior abilities to deal with non-line of sight, or NLoS, hazards, adverse weather conditions and low-visibility. SaverOne’s solution is designed to detect VRUs ahead of the vehicle, providing the driver enough time to avoid and prevent collisions. It does this by detecting the exact location, direction of movement and speed of the VRU via their RF footprint from their cellphone signals, under all visibility conditions. Since the development of our VRU solution targets the vehicle manufacturers (a.k.a. the OEM market) and is still in an early stage, it is too early to estimate the cost of development.

In the past several years, we believe that public awareness and demand for driver safety technologies has grown substantially. While there are currently many driver-assistant products on the market, we believe that the safety of drivers will be substantially improved with our technology. Our mission is to enhance driver safety by providing a solution that is highly reliable and able to prevent certain driver distractions related to mobile phone usage while driving, which we believe is a major cause for driver distraction related automobile accidents. Mobile phone distracted driving is a leading cause of traffic accidents in the United States. According to a survey done by the NHTSA, 660,000 drivers in the United States attempt to use their mobile phones while driving at any given moment. The NSC reports that mobile phone use during driving causes approximately 1.6 million traffic accidents annually in the United States alone, leading to the death of approximately 4,600 people and injuring an additional 391,000 people. Moreover, the FMCSA reported that 71% of commercially driven large-truck crashes occurred because of driver distraction.

We have experienced net losses in every period since the inception of SaverOne. We have incurred losses in each year since our inception, including net losses of NIS 25 million (approximately $7.4 million), NIS 11.9 million (approximately $3.4 million) and NIS 17.8 million (approximately $ 4.9million) for the year ended December 31, 2022, the six months ended June 30, 2022, and the six months ended June 30, 2023, respectively. As of June 30, 2023, we had an accumulated deficit of NIS 120 million (approximately $32.3 million). We anticipate that we will continue to incur significant losses for the foreseeable future as our operating expenses and capital expenditures increase substantially due to our continued investment in our research and development activities and as we hire additional employees over the coming years. Furthermore, we are incurring additional expenses associated with operating as a U.S. public company, including significant legal, accounting, investor relations and other expenses, the extent to which we did not incur as a TASE-listed company.

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Recent Developments

December 2022 Private Placement

In December 2022, we entered into a definitive securities purchase agreement, or the December 2022 Purchase Agreement, with an accredited investor for the issuance in a private placement of 809,061 ADSs at a price of $1.854 per ADS, or the December 2022 Private Placement. The sale of the ADSs pursuant to the December Private Placement Agreement resulted in gross proceeds to the Company of approximately $1.5 million. The closing of the December 2022 Private Placement occurred the week of December 12, 2022.

In connection with the December 2022 Private Placement and pursuant to the December 2022 Purchase Agreement, we also granted registration rights to the investor. Pursuant to the registration rights provision in the December 2022 Purchase Agreement, we agreed to file a registration statement, or the Resale Registration Statement, with the SEC as soon as reasonably practicable to register the resale of the ADSs, and to cause the Resale Registration Statement to be declared effective within 45 days of the closing date of the December 2022 Private Placement, or the Resale Effectiveness Date. On January 17, 2023, we filed the Resale Registration Statement, which was declared effective by the SEC on January 25, 2023.

Yorkville Equity Line

On June 5, 2023, we entered into a Standby Equity Purchase Agreement, or the SEPA, with YA II PN, LTD., or Yorkville. Pursuant to the SEPA, we have the right, but not the obligation, to sell to Yorkville from time to time, or each such occurrence, an Advance up to $10.0 million, or the Commitment Amount of our ADSs, during the 48 months following the execution of the SEPA, subject to the restrictions and satisfaction of the conditions in the SEPA. At our option, the ADSs would be purchased by Yorkville from time to time at a price equal to 95% of the lowest of the three daily VWAPs (as hereinafter defined) during a three consecutive trading day period commencing on the date that we, subject to certain limitations, deliver a notice to Yorkville that we are committing Yorkville to purchase such ADSs, or the Advance Shares. We may also specify a certain minimum acceptable price per share in each Advance. “VWAP” means, for any trading day, the daily volume weighted average price of our ADSs for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P. As consideration for Yorkville’s irrevocable commitment to purchase our ADSs up to the Commitment Amount, we issued 68,152 ADSs, or the Commitment Shares to Yorkville and also paid a $10,000 structuring fee to an affiliate of Yorkville.

Pursuant to the SEPA, Yorkville shall not be obligated to purchase or acquire any ADSs under the SEPA which, when aggregated with all other ADSs or ordinary shares beneficially owned by Yorkville and its affiliates, would result in the beneficial ownership of Yorkville and its affiliates (on an aggregated basis) to exceed 4.99% of the then outstanding voting power or number of our ordinary shares. As of August 28, 2023, we had sold an aggregate of 156,667 ADSs to Yorkville under the SEPA.

Upon the execution of the SEPA, Yorkville, upon our request, advanced us $2.0 million of the Commitment Amount, which is evidenced in the form of a promissory note, or the Promissory Note, equal to $2.0 million. The Promissory Note will mature on the twelve-month anniversary of execution. The Promissory Note accrues interest at a rate of 8%, and was issued with a 3% original issue discount, and will be repaid in 10 equal monthly installments beginning on the 60th day following the date of the Promissory Note’s execution. The Promissory Note may be repaid with the proceeds of an Advance under the SEPA or repaid in cash.

Yorkville’s obligation to purchase our ADSs pursuant to the SEPA is subject to a number of conditions, including that a registration statement, or the Yorkville Registration Statement be filed with the SEC registering the Commitment Shares issued and the Advance Shares to be issued and sold pursuant to an Advance under the Securities Act and that the Yorkville Registration Statement is declared effective by the SEC. On June 7, 2023, we filed the Yorkville Registration Statement, which was declared effective by the SEC on June 16, 2023.

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Components of Operating Results

Revenues and Cost of Revenues

Our total revenue consists of selling our SaverOne system and our cost of revenues consists of the direct cost of producing and installing the system. Currently, our business activity is only in Israel. Since we are still in the initial phase in rolling out our Generation 1.0 and 2.0 SaverOne systems, we cannot forecast our revenue in future periods.

Research and Development Expenses, Net

We have invested almost all of our efforts and financial resources in the research and development of our SaverOne system which is still in development. Research and development related activities are currently our primary expenditure. Development timelines, the probability of success and development costs can differ materially from expectations. In addition, we cannot forecast whether and when we will enter into collaboration arrangements, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

We expect our research and development expenses to increase over the next several years as our development programs progress and we expect that our research and development expenses will continue to be significant in absolute dollars in future periods as we continue to invest in research and development activities related to the development of our solutions.

Research and development expenses include the following:

●	employee-related expenses, such as salaries and share-based compensation;

●	expenses relating to outsourced and contracted services, such as consulting, research and advisory services;

●	supply and development costs;

●	costs associated with regulatory compliance.

We recognize research and development expenses as incurred deducted by government grants in respect of a research and development projects received from the IIA which are not reasonably assured that the amount received will not be refunded.

Selling and Marketing Expenses

Selling and marketing expenses in 2022 and the first half of 2023 consisted primarily of our sales department costs. As we penetrate new markets, we anticipate that our selling and marketing expenses in 2023 and thereafter will increase as we expand our sales department and invest in the marketing of our solutions.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, including share-based compensation related to directors and employees, facility costs, patent application and maintenance expenses, and external professional service costs, including legal, accounting, audit, finance, business development, investor relations and human resource services, and other consulting fees.

We anticipate that our general and administrative expenses will increase in the future as we increase our administrative headcount and infrastructure to support our continued research and development programs and the potential commercialization of our products. We also anticipate that we will incur increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance premiums, director compensation, and other costs associated with being a public company.

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Finance Income (Expenses), Net

Finance income (expenses), net, consisted primarily of bank fees, exchange differences, direct and incremental issuance costs incurred through our initial public offering, or IPO, in the United States in June 2022 that were allocated to derivative warrant liability and changes in the fair value of such derivative financial liability as the warrants measured at fair value at marked to market approach.

Income Taxes

We have yet to generate taxable income in Israel. As of December 31, 2022, our operating tax loss carryforwards were approximately NIS 85.1 million (approximately $23 million). We anticipate that we will continue to generate tax losses for the foreseeable future and that we will be able to carry forward these tax losses indefinitely to future taxable years. Accordingly, we do not expect to pay taxes in Israel until we have taxable income after the full utilization of our carry forward tax losses.

Results of Operations

Our results of operations have varied in the past and can be expected to vary in the future due to numerous factors. We believe that period-to-period comparisons of our operating results should not be relied upon as indications of future performance.

Below is a summary of our unaudited results of operations for the periods indicated:

	Six Months Ended June 30,	Six Months Ended June 30,
	2023	2022
	NIS thousands	NIS thousands
Revenues	1,475	382
Cost of revenues	(1,008)	(267)
Gross Profit	467	115

Operating expenses:
Research and development expenses, net	(12,188)	(10,184)
Selling and marketing expenses	(1,449)	(481)
General and administrative expenses	(4,468)	(2,511)
Loss from operations	(17,638)	(13,061)
Finance expense	(800)	(869)
Finance income	685	2,030
Finance income (expense), net	(115)	1,161
Net loss	(17,753)	(11,900)

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

Revenues

Revenues increased by NIS 1.093 million (approximately $0.295 million) to NIS 1.475 million (approximately $0.398 million) for the six months ended June 30, 2023, compared to NIS 0.382 million (approximately $0.103 million) for the six months ended June 30, 2022. This increase was mainly the result of new agreements we entered into in 2023.

6

Cost of revenues

Cost of sales increased by NIS 0.741 million (approximately $0.2 million) to NIS 1.008 million (approximately $0.272 million) for the six months ended June 30, 2023, compared to NIS 0.267 million (approximately $0.072 million) for the six months ended June 30, 2022. This increase was mainly the result of an increase in the number of installations made in 2023.

Research and development expenses, net

Research and development expenses, net increased by NIS 2.004 million (approximately $0.541 million) to NIS 12.188 million (approximately $3.289 million) for the six months ended June 30, 2023, compared to NIS 10.184 million (approximately $2.748 million) for the six months ended June 30, 2022. This increase resulted mainly from subcontractors, due to an increase in research and development activity, mainly related to the development of our Generation 2.0 solution.

Selling and marketing expenses

Selling and marketing expenses increased by NIS 0.968 million (approximately $0.261 million) to NIS 1.449 million (approximately $0.391 million) for the six months ended June 30, 2023, compared to NIS 0.481 million (approximately $0.130 million) for the six months ended June 30, 2022. The increase is attributable mainly to higher payroll and marketing expenses, as part of the Company’s efforts to increase sales.

General and administrative expenses

General and administrative expenses increased by NIS 1.957 million (approximately $0.528 million) to NIS 4.468 million (approximately $1.206 million) for the six months ended June 30, 2023, compared to NIS 2.511 million (approximately $0.678 million) for the six months ended June 30, 2022. The increase resulted mainly from associated with being a public company traded in the Nasdaq, as well as higher insurance expenses.

Financing income (expenses), net

Financing expenses, net for the six months ended June 30, 2023 were NIS 0.115 million (approximately $0.031 million) and resulted mainly from revaluation of derivative warrant liability, partly offset mainly by exchange rate differences due to an increase in the U.S. dollar against the new Israeli shekel during the period. Financing income, net for the six months ended June 30, 2022 was NIS 1.161 million (approximately $0.313 million) and resulted mainly by exchange rate differences due to an increase in the U.S. dollar against the new Israeli shekel during the period and income from revaluation of derivative warrant liability less direct and incremental issuance costs incurred through the initial public offering in the United States in 2022 allocated to derivative warrant liability.

Net loss

Net loss increased by NIS 5.853 million (approximately $1.579 million) to NIS 17.753 million (approximately $4.79 million) for the six months ended June 30, 2023, compared to NIS 11.900 million (approximately $3.211 million) for the six months ended June 30, 2022. The increase was mainly the result of an increase in research and development activity, expenses associated with being a public company traded in the Nasdaq, as well as high financing income recorded in the corresponding period last year.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

7

Internal Control Over Financial Reporting

In connection with the audit of our financial statements as of December 31, 2022 and 2021, we identified control deficiencies in our financial reporting process that constitute a material weakness for the years ended December 31, 2022 and 2021. The material weakness related to lack of sufficient internal accounting personnel, insufficient segregation of duties, and lack of sufficient internal controls (including IT general controls, entity level controls and transaction level controls).

As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

We expect to take a number of measures to address the internal control deficiencies that have been identified including expanding our existing accounting and financial reporting personnel, establishing effective monitoring and oversight controls and engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal controls. For additional information, see “Item 3.D. Risk Factors—General Risk Factors—We have identified a material weakness in our internal control over financial reporting, and we may not be able to successfully implement remedial measures” in our Annual Report. However, we cannot assure you that these measures may fully address the material weaknesses in our internal control over financial reporting or that we may conclude that they have been fully remediated.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. For additional information, see “Item 3.D. Risk Factors—General Risk Factors—We have identified a material weakness in our internal control over financial reporting, and we may not be able to successfully implement remedial measures” in our Annual Report.

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Critical Accounting Policies

We describe our significant accounting policies and estimates in Note 3 to our financial statements for the six months ended June 30, 2023. We believe that these accounting policies and estimates are critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our financial statements in accordance with IFRS as issued by the IASB.

The preparation of financial statements in conformity with IFRS requires management to make accounting estimates and assessments that involve use of judgment and that affect the amounts of assets and liabilities presented in the financial statements, the disclosure of contingent assets and liabilities at the dates of the financial statements, the amounts of revenues and expenses during the reporting periods and the accounting policies adopted by the Company. Actual results could differ from those estimates. Pursuant to International Accounting Standard No. 1, it is required inter alia to give disclosure to the accounting principles whose implementation involves estimates and considerations having significant sensitivity to future events, the occurrence of which may impact the reported amounts.

Recently-Issued Accounting Pronouncements

Certain recently-issued accounting pronouncements are discussed in Note 2, Summary of Significant Accounting Policies, to our annual financial statements for the year ended December 31, 2022 included in elsewhere in our Annual Report, regarding the impact of the IFRS standards as issued by the IASB that we will adopt in future periods in our financial statements.

8

Liquidity and Capital Resources

We have financed our operations since our inception primarily from private and public offerings, equity bridge investment transactions and government grants for research and development project received from the IIA.

We are currently in the early commercialization stage and have not yet generated significant revenues from our operations. From inception date and through June 30, 2023, we have not generated significant revenues and we have reported ongoing losses. As of June 30, 2023, we had an accumulated deficit of NIS 119.582 million (approximately $32.253 million) and we had comprehensive loss and negative cash flow from operating activity in amounts of NIS 17.753 million (approximately $4.79 million) and NIS 17.967 million (approximately $4.848 million) for the six months ended June 30, 2023, respectively.

We anticipate that we will continue to incur net losses for the foreseeable future as we continue the development and potential commercialization of our products and incur additional costs associated with being a public company.

We believe that our existing funds will be sufficient to continue our business and operations as currently conducted for 12 months from the date of issuance of this Report on Form 6-K.

Management’s plan includes raising funds from existing shareholders and/or outside potential investors. However, there is no assurance such funding will be available to us or that it will be obtained on terms favorable to us or will provide us with sufficient funds to successfully complete the development of, and to commercialize, its products.

The table below shows a summary of our cashflows for the periods indicated:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
	NIS thousands
Net cash used in operating activities	(17,967)	(11,912)
Net cash provided by investing activities	6,185	5,002
Net cash provided by financing activities	7,124	37,344
Net increase (decrease) in cash and cash equivalents	(4,658)	30,434

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

Net cash used in operating activities

Net cash used in operating activities increased by NIS 6.055 million (approximately $1.634 million) to NIS 17.967 million (approximately $4.848 million) for the six months ended June 30, 2023 compared to NIS 11.912 million (approximately $3.214 million) for the six months ended June 30, 2022. This increase was mainly attributable to higher net loss, as a result of an increase in research and development expenses related to the development of the second generation of our product and higher expenses associated with being a public company traded in the Nasdaq.

Net cash provided by investing activities

Net cash provided by investing activities for the six months ended June 30, 2023 was NIS 6.185 million (approximately $1.669 million), compared to net cash provided by investing activities for the six months ended June 30, 2022 totaled NIS 5.002 million (approximately $1.35 million). This increase was mainly due to higher cash allocation to investments in bank deposits with maturity date more than three months.

Net cash provided by financing activities

Net cash provided by financing activities for the six months ended June 30, 2023 was NIS 7.124 million (approximately $1.922 million), compared to net cash provided by financing activities for the six months ended June 30, 2022 totaled NIS 37.344 million (approximately $10.077 million). This decrease was mainly due to aggregate net proceeds of NIS 37.3 million (approximately $10.1 million) from our initial public offering in the United States during the corresponding period last year.

9

Exhibit 99.2

SAVERONE 2014 LTD.

CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2023

SAVERONE 2014 LTD.

CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2023

SAVERONE 2014 LTD.

CONDENSED STATEMENTS OF FINANCIAL POSITION

(New Israeli Shekels in thousands)

	As of June 30,		As of December 31,
	2023	2022	2022
	Unaudited		Audited
Assets
Current assets
Cash and cash equivalents	14,773	41,075	19,240
Short-term bank deposits	3,805	-	10,070
Trade receivables	1,860	374	1,097
Other current assets	921	958	1,016
Inventory	3,451	855	2,026
Total current assets	24,810	43,262	33,449

Non-current assets
Property and equipment, net	252	211	218
Restricted deposits	206	197	201
Right of use asset, net	354	780	567
Total non-current assets	812	1,188	986
Total assets	25,622	44,450	34,435

Current liabilities
Promissory note, net	7,097	-	-
Current maturities of leasing liabilities	429	467	467
Trade payables	2,896	778	1,956
Other current liabilities	2,456	3,642	2,872
Derivative warrants liability	1,819	4,023	1,151
Liability in respect of government grants	401	109	335
Total current liabilities	15,098	9,019	6,781

Non-current liabilities
Liability in respect of government grants	970	1,173	919
Leasing liability, net current	-	395	181
Total non-current liabilities	970	1,568	1,100

Shareholders’ equity
Share capital and premium	118,559	112,708	118,284
Capital reserve in respect of share-based payment	10,523	9,868	10,045
Accumulated deficit	(119,528)	(88,713)	(101,775)
Total shareholders’ equity	9,554	33,863	26,554

Total liabilities and shareholders’ equity	25,622	44,450	34,435

The accompanying notes are an integral of to these financial statements.

3

SAVERONE 2014 LTD.

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(New Israeli Shekels in thousands, except per share and share data)

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
Revenues	1,475	382	1,193
Cost of revenues	(1,008)	(267)	(829)
Gross profit	467	115	364

Research and development expenses, net	(12,188)	(10,184)	(21,490)
Selling and marketing expenses	(1,449)	(481)	(1,591)
General and administrative expenses	(4,468)	(2,511)	(6,492)
Operating loss	(17,638)	(13,061)	(29,209)

Financing expenses	(800)	(869)	(852)
Financing income	685	2,030	5,099
Financing income (expenses), net	(115)	1,161	4,247

Loss for the period	(17,753)	(11,900)	(24,962)
Comprehensive loss for the period	(17,753)	(11,900)	(24,962)

Basic and diluted loss per share	(0.64)	(1.15)	(1.44)
Weighted average of number of shares used to calculate the basic and diluted loss per share	27,839,012	10,334,303	17,300,596

The accompanying notes are an integral of to these financial statements.

4

SAVERONE 2014 LTD.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(New Israeli Shekels in thousands, except per share and share data)

For the six-month period ended June 30, 2023

	Share capital and premium	Capital reserve in respect of share-based payment	Accumulated deficit	Total shareholders’ equity
Balance as of January 1, 2023 (audited)	118,284	10,045	(101,775)	26,554
Share-based payment to employees	-	478	-	478
Net amount allocated to ADS issued as Commitment Shares in transaction of equity line	87	-	-	87
Issuance of ADS resulted from partial exercise of Commitment Amount under equity line	188	-	-	188
Comprehensive loss for the period	-	-	(17,753)	(17,753)
Balance as of June 30, 2023 (unaudited)	118,559	10,523	(119,528)	9,554

For the six-month period ended June 30, 2022

	Share capital and premium	Capital reserve in respect of share-based payment	Accumulated deficit	Total shareholders’ equity
Balance as of January 1, 2022 (audited)	80,440	8,425	(76,813)	12,052
Share-based payment to employees	-	545	-	545
Share-based payment to service provider	-	1,056	-	1,056
Partial exercise of over-allotment option into warrants	-	(158)	-	(158)
Net proceed allocated to ADS and ADS to be issued through initial public offering	32,268	-	-	32,268
Comprehensive loss for the period	-	-	(11,900)	(11,900)
Balance as of June 30, 2022 (unaudited)	112,708	9,868	(88,713)	33,863

The accompanying notes are an integral of to these financial statements.

5

SAVERONE 2014 LTD.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(New Israeli Shekels in thousands, except per share and share data)

For the year ended December 31, 2022

	Share capital and premium	Capital reserve in respect of share-based payment	Accumulated deficit	Total shareholders’ equity
Balance as of January 1, 2022	80,440	8,425	(76,813)	12,052
Share-based payment to employees	-	1,157	-	1,157
Share-based payment to service provider	-	1,056	-	1,056
Partial exercise of over-allotment option into warrants	-	(158)	-	(158)
Expiration of over-allotment option	435	(435)	-	-
Net proceed allocated to ADS and prefunded warrants through initial public offering	32,268	-	-	32,268
Issuance of ADS through private placement transaction	5,141	-	-	5,141
Comprehensive loss for the year	-	-	(24,962)	(24,962)
Balance as of December 31, 2022	118,284	10,045	(101,775)	26,554

The accompanying notes are an integral of to these financial statements.

6

SAVERONE 2014 LTD.

CONDENSED STATEMENTS OF CASH FLOWS

(New Israeli Shekels in thousands, except per share and share data)

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
Cash flow from operating activity
Comprehensive loss for the period	(17,753)	(11,900)	(24,962)
Adjustments required to present cash flows from operating activities (Appendix A)	(214)	(12)	(3,408)
Net cash used in operating activities	(17,967)	(11,912)	(28,370)

Cash flows from investment activity
Change in restricted deposits	(5)	(6)	-
Changes in short-term deposits	6,265	5,012	(5,058)
Purchase of property and equipment	(75)	(4)	(62)
Net cash provided by (used in) investment activity	6,185	5,002	(5,120)

Cash flows from financing activity
Net proceeds received from issuance of unit includes put options, promissory note and ADS as Commitment Shares in transaction of equity line granted	7,170	-	-
Proceeds received from issuance of ADS through private placement transaction	-	-	5,141
Proceeds received from issuance of ADS resulted from partial exercise of Commitment Amount under equity line	188	-	-
Net proceeds from issuance of ADS, pre-funded warrants and warrants through initial public offering	-	37,578	37,298
Repayment of principal in respect of lease liability	(234)	(234)	(467)
Net cash provided by financing activity	7,124	37,344	41,972

Change in balance of cash and cash equivalents	(4,658)	30,434	8,482

Exchange differences on cash and cash equivalents	191	1,958	2,075

Balance of cash and cash equivalents, beginning of period	19,240	8,683	8,683

Balance of cash and cash equivalents, end of period	14,773	41,075	19,240

The accompanying notes are an integral of to these financial statements.

7

SAVERONE 2014 LTD.

CONDENSED STATEMENTS OF CASH FLOWS

(New Israeli Shekels in thousands, except per share and share data)

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
Appendix A – Adjustments required to present cash flows from operating activities

Income and expenses not involving cash flows
Depreciation	41	31	82
Amortization of right for use asset	213	212	425
Interest expenses related to leasing liabilities	15	24	43
Share-based payment to employees and service providers	478	545	1,157
Direct and incremental issuance cost allocated to derivative warrant liability through U.S IPO	-	723	723
Revaluation of derivative warrant liability	668	(82)	(2,954)
Recognition of discount, interest and exchange differences expenses related to Promissory Note	14	-	-
Exchange differences on cash and cash equivalent	(191)	(1,958)	(2,085)
Changes in liability in respect of government grants	117	114	86
	1,355	(391)	(2,523)

Changes in asset and liability items
Decrease in other current assets	95	201	143
Decrease (increase) in trade receivables	(763)	127	(596)
Increase in inventory	(1,425)	(30)	(1,201)
Increase (decrease) in trade payables	940	(164)	1,014
Increase in other current liabilities	(416)	245	(245)
	(1,569)	379	(885)

	(214)	(12)	(3,408)

Appendix B – Non-cash investment and financing activities

Direct and incremental stock-based payment expenses allocated to ADS and pre-fund warrants through U.S. IPO	-	960	960
Offering costs not yet paid	-	280	-
Classification of equity amount to derivative warrants liability due to partial exercise of over-allotment option into warrants	-	158	158

The accompanying notes are an integral of to these financial statements.

8

SAVERONE 2014 LTD.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(New Israeli Shekels in thousands, except per share and share data)

Note 1 - General

A.	Incorporation and operations

Saverone 2014 Ltd. (the “Company”) was founded in Israel on November 16, 2014 and commenced its business activity on that date (the “Inception Date”). From the Inception Date, the Company has been active in one operating segment, i.e., development of the technology necessary to create a life-saving system that prevents certain uses of cell phones while driving (the “Saverone System”).

B.	The Company’s business position

The Company is currently in the research and development stage and has not yet shown any profits. From the Inception Date and through June 30, 2023, the Company reported losses and a negative cash flow from current operating activity. As of June 30, 2023, the Company has an accumulated deficit of NIS 119,528 and it had a comprehensive loss of NIS 17,753 for the period of six months ended June 30, 2023. The Company plans to finance its operations through sale of equity and through increasing its revenues from product sales. However, there can be no assurance that the Company will succeed in obtaining the necessary financing or generating sufficient revenues from product sales to continue its operations as a going concern.

On June 6, 2022, the Company completed an underwritten U.S. IPO (“U.S. IPO”) on the Nasdaq under which the Company issued and sold (i) number of 2,941,918 units, each unit consisting of one American Depositary Share (“ADS”) and one warrant to purchase one ADS (“Warrant”) at an offering price of $4.13 per unit and (ii) number of 208,282 pre-funded units, each unit consisting of one pre-funded warrant to purchase one ADS and one warrant to purchase one ADS at an offering price of $4.129 per pre-funded unit. The Company received gross proceeds of approximately $13 million (approximately NIS 43,441) before direct and incremental costs incurred of NIS 7,949 (the cash expenses amounted to NIS 6,893). In addition, the Company allotted to the underwriter as share-based payment by issuance of 157,510 warrants (“Representative’s Warrant”) and 469,654 over-allotment option (“Over-Allotment Option”) which was partially exercised.

On December 11, 2022, the Company entered into a Definitive Securities Purchase Agreement with certain purchaser, under which the Company issued 809,061 ADS for total net proceeds of approximately $1.5 million (approximately NIS 5,141).

On June 5, 2023, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”), under which the Company has the right to sell to Yorkville from time to time up to $10,000 thousand (the “Commitment Amount”) of the Company’s ADS, during a limited period of 48-months following the execution of the SEPA, at a price equal to 95% of the lowest of the 3 daily VWAPs (as defined in the SEPA) during a three consecutive trading day period commencing on the date that the Company, subject to certain limitations, delivers a notice to Yorkville that the Company is committing Yorkville to purchase such ADSs (the “Advance Shares”). Upon execution of the SEPA, Yorkville advanced to the Company, an amount of $2,000 thousand out of the Commitment Amount in form of promissory note which accrues interest at a rate of 8% and will be mature on the 12-months anniversary of execution based on payments schedule either in cash or by issuance of Advance Shares. See Notes 3 and 8B below.

Management has considered the significance of such conditions in relation to the Company’s ability to meet its current obligations and to achieve its business targets and determined that based on its cash on hand as of June 30, 2023 and its right for Commitment Amount under SEPA and determined that these conditions do not raise substantial doubt about the Company’s ability to continue as a going concern.

9

SAVERONE 2014 LTD.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands, except per share and share data)

Note 2 - Significant accounting policies

A.	Basis of presentation

The accompanying unaudited condensed financial statements and related notes should be read in conjunction with the Company’s financial statements and related notes included elsewhere in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2022, which was filed with the Securities and Exchange Commission (“SEC”) on April 27, 2023. The unaudited condensed interim financial statements have been prepared in accordance with the rules and regulations of the SEC related to interim financial statements. The interim condensed financial statements have been prepared in accordance with generally accepted accounting principles for the preparation of financial statements for interim periods, as prescribed in IAS 34 “Interim Financial Reporting”. The financial information contained herein is unaudited; however, management believes all adjustments have been made that are considered necessary to present fairly the results of the Company’s financial position and operating results for the interim periods. All such adjustments are of a normal recurring nature.

The results for the six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any other interim period or for any future period.

B.	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with IFRS requires management to make accounting estimates and assessments that involve use of judgment and that affect the amounts of assets and liabilities presented in the financial statements, the disclosure of contingent assets and liabilities at the dates of the financial statements, the amounts of revenues and expenses during the reporting periods and the accounting policies adopted by the Company. Actual results could differ from those estimates.

C.	Cash and cash equivalents

Cash equivalents are short-term highly liquid investments which include short term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

D.	Basic and diluted net loss per ordinary share

Basic net loss per ordinary share is computed by dividing the net loss for the period applicable to ordinary shareholders, by the weighted average number of ordinary shares outstanding during the period (including shares that were fully paid under the pre-funded amount). Diluted loss per share gives effect to all potentially dilutive common shares outstanding during the period using the treasury stock method with respect to options and certain warrants and using the if-converted method with respect to certain warrants accounted for as derivative financial liability. In computing diluted loss per share, the average share price for the period is used in determining the number of shares assumed to be purchased from the exercise of options or warrants.

During the period of six months ended June 30, 2023 and 2022, the total weighted average number of ordinary shares, par value NIS 0.01 per share, of the Company related to outstanding options and warrants excluded from the calculation of the diluted loss per share was 18,997,479 and 4,352,144, respectively.

10

SAVERONE 2014 LTD.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands, except per share and share data)

Note 2 - Significant accounting policies (Cont.)

E.	Issuance of financial instruments as part of a package

The total proceeds received from issuance of financial instruments as part of a package are allocated to identified financial instruments included in the package based on their fair value whereby the fair value is first allocated to financial assets or financial liabilities measured in subsequent periods at fair value through profit and loss and then it is allocated to financial liabilities measured at fair value only upon initial recognition. The balance of the proceeds is allocated to equity instruments if any, in accordance with the “residual approach”. The fair value of the instruments included in the package is determined on the basis of their market values proximate to their date of issue. Issuance costs are attributed to items included in the package on the basis of the manner in which the proceeds of the package are allocated as above.

F.	Settlement of financial liabilities through equity instruments

In cases in which a partial or full settlement is made of financial liabilities through equity instruments, the equity instruments transferred to the holder of the financial liability are measured at the fair value of the equity instrument if it is possible to estimate the fair value reliably. In cases in which it is not possible to estimate the fair value reliably, the measurement of the equity instruments is carried out on the basis of the fair value of the financial liability being settled (or a part thereof), at the date of settlement. The difference between the fair value of the equity instruments used to settle the financial liability being settled and the carrying value of the liability is carried to profit and loss.

G.	Embedded derivative financial instruments not used for hedging purposes

Derivatives embedded in a host contract that is a financial asset under the purview of the Standard are not separated from the host contract. Rather, the hybrid contract in its entirety is measured at amortized cost or fair value through profit and loss, based on the criteria for the classification of financial assets, i.e., as being contingent upon the entity’s business model and the contractual cash flows of the host contract.

When the host contract is not an asset that is subject to IFRS 9, the embedded derivative is separated from the host contract and is accounted for as a financial derivative, if and only if the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract, the embedded derivative meets the definition of a derivative and the hybrid instrument in its entirety is not measured at fair value through profit and loss (e.g., when it is eligible to be designated for measurement at fair value through profit and loss).

Stand-alone derivative financial instruments (such as put options or forward contracts) and embedded derivatives that were separated, as above, are measured at fair value with changes in fair value regularly carried to profit and loss as financing income or expenses, as applicable.

11

SAVERONE 2014 LTD.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands, except per share and share data)

Note 3 - Execution of Standby Equity Purchase Agreement and Promissory Note

On June 5, 2023, the Company entered into a Standby Equity Purchase Agreement (the “Purchase Agreement” or “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”), under which the Company has the right, but not the obligation, to sell to Yorkville from time to time (each such occurrence, an “Advance”) up to $10,000 thousand (the “Commitment Amount”) of the Company’s ADS, each ADS representing five of the Company’s ordinary shares, NIS 0.01 par value (the “Ordinary Shares”), during a limited period of 48-months following the execution of the SEPA, subject to the restrictions and satisfaction of the conditions in the SEPA. At the Company’s option, the ADSs would be purchased by Yorkville from time to time at a price equal to 95% of the lowest of the 3 daily Volume Weighted Average Price (“VWAPs”) of the Company’s ADSs for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P during a 3 consecutive trading day period commencing on the date that the Company, subject to certain limitations, delivers a notice to Yorkville that the Company is committing Yorkville to purchase such ADSs (the “Advance Shares”).  As consideration for Yorkville’s irrevocable commitment to purchase the Company’s ADSs up to the Commitment Amount, the Company agreed to issue 68,152 ADSs (the “Commitment Shares”) to Yorkville and also paid a $10,000 structuring fee to an affiliate of Yorkville.

Pursuant to the Purchase Agreement, Yorkville shall not be obligated to purchase or acquire any ADSs under the Purchase Agreement which, when aggregated with all other ADSs or Ordinary Shares beneficially owned by Yorkville and its affiliates, would result in the beneficial ownership of Yorkville and its affiliates (on an aggregated basis) to exceed 4.99% of the then outstanding voting power or number of the Company’s Ordinary Shares.

Upon the execution of the Purchase Agreement, Yorkville, upon the Company’s request, advanced to the Company $2,000 thousand of the Commitment Amount (the “Promissory Note”). The Promissory Note will mature on the 12-months anniversary of execution. The Promissory Note also accrues interest at a rate of 8%, and was issued with a 3% original issue discount, and will be repaid in 10 monthly installments beginning on the 60th day following the date of the Promissory Note’s execution either in cash or by submitting an Advance Shares. Each such installment shall include an equal portion of the outstanding balance plus all accrued and unpaid interest on the Promissory Note as of such installment date.

Yorkville’s obligation to purchase the Company’s ADSs pursuant to the Purchase Agreement was subject to a number of conditions, including that a registration statement (the “Registration Statement”) be filed with the SEC, registering the Commitment Shares issued and the Advance Shares to be issued and sold pursuant to an Advance under the Securities Act of 1933, as amended (the “Securities Act”) and that the Registration Statement is declared effective by the SEC. On June 7, 2023, the Company filed a Registration Statement on Form F-1 which was declared effective as of June 16, 2023 (the “Effective Date”).

In accordance with IFRS and based on the overall contractual framework between the parties and the fact that the Purchase Agreement and the Promissory Note were executed at the same date, both agreements were accounted for as one transaction as an issuance of a package that includes (1) right to sell Advance Shares (the “Put Options”), (2) Promissory Note and (3) Commitment Shares.

At the initial date, the SEPA essentially constitutes series of Put Options under which the Company may (but not obliged to) sell to Yorkville an Ordinary Shares at a sale price representing a discount at a rate of 5% of the share market price at the exercise date of such put option. At subsequent date, upon exercise of each of the Put options, a financial liability will be recognized at fair value through profits and losses over a limited period until the date in which the exercise will be fixed and known based on the aforesaid VWAPs mechanism.

At the initial date, the proceeds received by the Company shall be allocated to the Promissory Note based on its fair value amount and the remaining amount will be allocated to the Commitment Shares as a residual amount. At subsequent dates, the Company will record a discount expense over the economic life of the Promissory Note based on the effective interest rate method.

12

SAVERONE 2014 LTD.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands, except per share and share data)

Note 3 - Execution of Standby Equity Purchase Agreement and Promissory Note (Cont.)

Pursuant to the above, at the initial date the net proceeds received was allocated to identified components as follows:

Fair value at Closing Date
Unaudited

Put Options (*)	-
Promissory Note (**)	7,083
Commitment Shares	87
Total gross consideration	7,170

(*)	Management by using the assistance of third-party appraiser has determined that the fair value of the Put Options is zero as the exercise price of the Put Options is out of money at any exercise date.

(**)	The fair value of the Promissory Note was based on rating model using a discount rate of 17.51% which represented the applicable rate of risk for the Company, as determined by management using the assistance of third-party appraiser.

The following tabular presentation reflects the reconciliation of the carrying amount of the Promissory Note during the period commencing the Closing Date through June 30, 2023:

Six months period ended June 30,
2023
Unaudited
Opening balance	-
Net amount allocated to Promissory Note at initial date	7,083
Recognition of discount, interest and exchange differences expenses	42
Income from exchange differences	(28)
Closing balance	7,097

During the period commencing the Effective Date through June 30, 2023, the Company sold 200,000 Advance Shares to Yorkville out of the Commitment Amount under SEPA for a total purchase price of $53 thousand (approximately NIS 188). See Note 4C below.

For selling of Advance Shares to Yorkville out of the Commitment Amount subsequent to balance sheet date, see also Note 8B below.

13

SAVERONE 2014 LTD.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands, except per share and share data)

Note 4 - Share capital and reserves

A.	Composition of share capital

	June 30, 2023		December 31, 2022
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Unaudited		Audited
Ordinary shares, par value NIS 0.01 each	100,000,000	28,321,656	100,000,000	27,780,896

B.	Rights attached to the ordinary shares

The ordinary shares of the Company grant the holders thereof the right to participate and vote in shareholders meetings, the right to receive a dividend, as declared, the right to participate in distributions of bonus shares and the right to participate in the distribution of the assets of the Company upon liquidation.

C.	Changes in the issued and outstanding capital

Six months period ended June 30, 2023
Unaudited
Balance as of January 1, 2023	27,780,896
Issuance of Commitment Shares in transaction of equity line granted (see Note 3 above)	340,760
Issuance of Advance Shares resulted from partial exercise of Commitment Amount (see Note 3 above)	200,000
Balance as of June 30, 2023	28,321,656

Note 5 - Options grant

During the six-month period ended June 30, 2023, the Company’s Board of Directors approved an allotment of 114,000 options exercisable into shares of the Company, to several grantees. Each option is exercisable into one ordinary share of the Company par value NIS 0.01, over a vesting terms as determined by the Company’s Board of Directors, against a cash exercise price of NIS 1.09 per share (subject to standard adjustments). The fair value of the benefit in respect of the grant was estimated at an amount of NIS 104 which will be carried to profit and loss over the vesting period.

14

SAVERONE 2014 LTD.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands, except per share and share data)

Note 6 - Loss per share

The following table presents a summary of the loss and number of shares (including adjustments to such data) that were taken into consideration for purposes of computing the loss per share (both basic and diluted).

	Six months period ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
Loss attributed to the shareholders of the Company for purposes of computing the basic and diluted loss per share	(17,753)	(11,900)	(24,962)

	Number of shares
	Six months period ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
Weighted number of shares	27,839,012	10,178,955	17,300,596
Weighted number of shares to be issued upon full exercise of pre-funded warrants	-	155,348	-
Weighted number of shares used in computing basic and diluted loss per share	27,839,012	10,334,303	17,300,596

Note 7 - Financial risk factors

The Company’s activities expose it to a variety of financial risks.

The condensed interim financial statements do not include all financial risk information and disclosures required in the annual financial statements; they should be read in conjunction with the Company’s annual financial statements as of December 31, 2022.

There have been no changes in the risk management policies since the year-end.

15

SAVERONE 2014 LTD.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (CONT.)

(New Israeli Shekels in thousands, except per share and share data)

Note 8 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued (August 29, 2023). Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed below.

A.	Re-approval of employment terms of the Company’s CEO

On August 14, 2023, the Annual and Special General Meeting of Shareholders of the Company reapproved the terms of the consulting agreement (the “Agreement”) with Mr. Ori Gilboa, under which Mr. Gilboa will continue to be engaged as the Company’s Chief Executive Officer on full time basis over a period of three years commencing September 1, 2023. The Agreement may be terminated at any time by Mr. Gilboa or by the Company by giving the other party 90 days advance notice in writing, provided that the Company may terminate the agreement forthwith for cause (as defined in the Agreement) without advance notice.

In consideration for the services rendered by Mr. Gilboa, the Company shall pay to Mr. Gilboa a monthly consulting fee in the amount of NIS 120 plus VAT, if required by law, which shall be indexed on quarterly basis to the Israeli consumer price index (the “Consulting Fee”).

Mr. Gilboa shall be entitled to a contingent annual bonus of up to six monthly Consulting Fees, as may be adjusted from time to time in accordance with the terms of the Agreement, provided that Mr. Gilboa has fulfilled the measurable objectives which shall be determined by Compensation Committee and the Company’s Board of Directors on annual basis in accordance with the provisions of the Company’s Compensation Policy that will be in existence at the relevant time.

Mr. Gilboa shall be entitled, subject to (1) the terms of our 2015 Share Incentive Plan and (2)(A) the execution of a form of an award grant letter agreement with respect to RSUs (the “RSU Agreement”), which shall be approved and adopted by the Company and (B) the execution all other required documents and agreements required by the Company, 900,000 RSUs, representing approximately 3% of the Company’s issued and outstanding shares as of the date of the grant, subject to, among other things, the vesting schedule determined in the RSU Agreement.

B.	Partial exercise of Commitment Amount

As noted in Note 3 above, during the period commencing July 1, 2023 through the date of these financial statements, the Company sold 583,335 Advance Shares to Yorkville out of the Commitment Amount under SEPA for a total purchase price of $134 thousand (approximately NIS 497).

16

Exhibit 99.3

SaverOne Reports First Half 2023 Results with Strong Revenue Growth

Revenue up ~4X YoY in H1 2023 and expects continued growth in H2 2023

Management to hold investor webinar to discuss results later today at 9am ET

Petah Tikvah, Israel, August 29, 2023 – SaverOne 2014 Ltd. (Nasdaq: SVRE, TASE: SVRE), a company developing and deploying transportation safety and advanced driver-assistance systems (ADAS) technologies and solutions, today presented its results for the first half ended June 30, 2023 and shared some of its recent business updates.

Recent Highlights

●	SaverOne is successfully executing on its land-and-expand strategy by broadening initial penetrations locally to full fleets, as well as initial wins internationally including pilot projects in the United States, Europe and the Gulf region;

●	~4,300 systems have been ordered by customers as of August 29, 2023, of which approximately 3,000 have been installed;

●	SaverOne plans to advance development activities with IVECO during the fourth quarter, subject to entry into formal agreement, with sales to customers planned for 2024;

Financial Highlights

●	~4X (286%) year-over-year growth in revenue to NIS 1.5 million (~$399 thousand) in the first half of 2023;

●	Gross margin of 32% in the first half of 2023 versus 30% in the first half of 2022;

●	Net loss of NIS 17.8 million (~$4.8 million) in H1 2023 versus NIS 11.9 million in H1 2022 (~$3.2 million) with higher net loss due to higher operating expenses given increased business activities in the current year;

●	June 30, 2023 cash and cash equivalents and short-term bank deposits of NIS 18.6 million (~$5.0 million).

Management Comment

Commented Mr. Ori Gilboa, CEO of SaverOne, “We are very pleased with our performance so far in 2023. Building on the momentum we achieved last year, we continue to see our business advance well and in-line with our strategy. In particular, we are especially pleased with the broadening of our footprint amongst existing customers following the successful completion of our pilot projects with them, demonstrating their satisfaction with our solution. Furthermore, in line with our strategy to expand into international markets, we are very happy with the recent initiation of key pilot projects in the United States, Europe and the Gulf region. These are all key milestones for our business and given our strong pipeline, we see further potential to expand internationally.”

“Given our solid results and the clear potential ahead of us, we are ever more optimistic about our long-term growth. Looking to the second half of 2023, we expect to continue the growth trend from our encouraging first half of the year,” concluded Mr. Gilboa.

Recent Developments Summary

●	Further recent international expansion: a new pilot project on buses of an additional county in the Gulf region; a second pilot project in the United States with a new customer, a fueling transportation company; and SaverOne’s first pilot in Europe marking an expansion with an existing customer.

●	SaverOne Strengthens Senior Management with Focus on Global Sales and Business Development: announced the appointment of Omri Hagai, as new CFO; Yoav Zilber appointed as Head of Business Development, US and Europe After-Market Product; Alon Refaeli appointed as Head of Business Development, Global OEM Market and Hila Vyzer appointed as Head of Israel Market Sales. The appointments augment and strengthen SaverOne’s management team and its go-to-market efforts in international markets as well as the local market in Israel.

●	Diplomat, a leading importer and distributor of consumer goods throughout Israel, signed an agreement with SaverOne for an initial pilot program on 20 trucks out of Diplomat’s full fleet of 45.

●	Cemex Group, a global leader in the building materials industry to install the SaverOne system across its entire employee car fleet and trucks in Israel. This follows two prior orders covering portions of the fleet and the system is now being deployed on over 380 of Cemex’ vehicles. There remains significant further potential in Cemex Group around the world.

●	Garbage collection and recycling leader, Argaman Ichut Hasviva in Israel, to install the SaverOne System across its entire fleet of 20 garbage trucks operating throughout the country.

●	SaverOne expanded its footprint among private bus fleets with over 160 new installations for various customers in the private bus fleet sector in Israel.

●	Universal Trucks Israel, importer of Isuzu Trucks to Israel, to install SaverOne’s in-cabin DDPS on additional 40 Isuzu vehicles. This follows the successful implementation of the system in 100 Isuzu trucks in the first half of 2023. UTI represents significant further potential with a fleet of over 13,000 trucks and buses in Israel.

●	A pilot demonstration with Abu Dhabi’s Ministry of Transport was successfully concluded on a number of public buses in Abu Dhabi. The potential for this project is the installation of the SaverOne system on the entire 900 bus fleet of Abu Dhabi’s public transportation system. There is further potential given the thousands of school buses operated daily throughout the country, and ultimately SaverOne aims to provide the SaverOne System throughout the United Arab Emirates.

●	The Regional Council of Lev Hasharon to install the SaverOne system on its 14 school buses. The vertical of public transport is important in SaverOne’s global penetration strategy.

●	Shaltal, one of the largest vehicle transport fleets in Israel, to install the SaverOne systems across its fleet of 150 trucks. Following an initial pilot phase of 25 vehicles, the agreement provides that the SaverOne system will be installed on the remaining 125 trucks.

2

●	EzFill Holdings in Miami, Florida, started a pilot program with SaverOne, its first in the United States on selected fuel delivery trucks.

●	Moviley Dror a leader in logistics and shipping for the Israeli supply chain market, to install the SaverOne protection system across its full fleet of 150 vehicles. Moviley Dror works closely with leading international logistics companies, representing further potential for SaverOne.

●	SaverOne joins the European Union’s regulatory committee on driver distraction, the committee responsible for setting EU regulations for vehicle manufacturers (OEMs) for in-vehicle technologies that help detect driver distractions and improve road safety. SaverOne will participate in discussions, provide feedback and help craft regulations by contributing its strong expertise and insights to reduce driver distractions and better protect vulnerable road users.

●	Electra Afikim to install the SaverOne System across its entire bus fleet of ∼1,200 vehicles: Electra Afikim is one of the largest public transportation operators in Israel. The public transportation sector is a key vertical, with potential to protect millions of vehicles, drivers, passengers and VRUs worldwide.

●	Leading Israeli construction group, Shapir Engineering, specializing in infrastructure projects which operates a fleet of hundreds of vehicles, including heavy trucks and cement trucks, ordered the SaverOne System for an initial pilot of 20 trucks.

●	Kfar Giladi Quarries installs SaverOne System on its full fleet of trucks: One of the biggest companies in the quarrying industry in Israel installed the SaverOne System on its fleet of heavy trucks. This win brings an additional heavy-industry customer, an important vertical, where the potential fleet size just in Israel is estimated in the tens of thousands.

●	Emek Yizrael regional council installs SaverOne System on all of its school buses: The full potential for this vertical in Israel is 54 regional councils. Furthermore, this vertical holds much more significant potential with a goal of providing protection for students traveling on school buses in the United States, Europe and elsewhere.

●	SaverOne System Installed on the large food delivery trucks of Shufersal – Israel’s leading supermarket: The installation of the SaverOne System was completed on a group of 19 large delivery trucks with potential of the entire Shufersal truck fleet of 150 delivery trucks. This vertical of delivery trucks is a key growth area for SaverOne.

●	New collaboration with Colmobil – Israel Importer for Mercedez-Benz, Mitsubishi & Hyundai – to equip vehicles with SaverOne protection system. Under the collaboration agreement, Colmobil will work together with SaverOne to sell and install the SaverOne System into vehicles that it leases to its customers in order to prevent driver distraction from mobile phone use. This collaboration adds another key player in the Israeli market that will be able to lease vehicles to their customers with a SaverOne System pre-installed.

●	SaverOne System installed on 30 delivery trucks of Tempo beverages- Israel’s leading beverage company, out of the local fleet of 120. Tempo represents leading global brands such as PepsiCo, Nestle’s premium water and iced tea brands, Nestea, Perrier water, and many more. The vertical of delivery trucks represents significant growth potential for SaverOne as well as further potential with international brands.

3

Financial Summary for the First Half of 2023

Revenues increased by 286% to NIS 1,475 thousand (~$399 thousand) in the first half of 2023 compared to NIS 382 thousand (~$103 thousand) for the first half of 2022. This increase was mainly the result of increased sales of the SaverOne System with new and existing customers throughout the past year.

Gross profit increased by 306% to NIS 467 thousand (~$126 thousand), representing gross margin of 32% in the first half of 2023 compared to NIS 115 thousand (~$31 thousand), representing gross margin of 30%, in the first half of 2022.

Research and development expenses, net were NIS 12.2 million (~$3.3 million) in the first half of 2023 compared to NIS 10.2 million (~$2.8 million) in the first half of 2022. This increase was due to the development of the Company’s next generation technology geared for international markets

Selling and marketing expenses were NIS 1.4 million (~$392 thousand) in the first half of 2023 compared to NIS 0.5 million (~$130 thousand) in the first half of 2022. The increase is attributable mainly to higher payroll and marketing expenses, as part of the Company’s efforts to increase sales.

General and administrative expenses were NIS 4.5 million (~$1.2 million) in the first half of 2023, compared to NIS 2.5 million (~$679 thousand) in the first half of 2022. The increase in these expenses was mainly due to additional costs associated with being a US listed public company as well as higher insurance expenses.

Operating loss was NIS 17.6 million (~$4.8 million) in the first half of 2023 compared to NIS 13.1 million (~$3.5 million) in the first half of 2022, primarily due to increased operating expenses as detailed above.

Financing expense, net, was NIS 115 thousand (~$31 thousand) for the first half of 2023 compared to financing income, net, of NIS 1.2 million (~$314 thousand) in the first half of 2022. The increase is derived primarily from the higher appreciation of the USD against the NIS in the first half of 2022 compared to the appreciation of the USD against the NIS in the first half of 2023.

Net loss in the first half of 2023 was NIS 17.8 million (~$4.8 million), compared to NIS 11.9 million (~$3.2 million) for the first half of 2022.

Cash and cash equivalents and short-term bank deposits as of June 30, 2023, amounted to NIS 18.6 million (~$5.0 million), compared with NIS 29.3 million (~$7.9 million) as of December 31, 2022.

The Company’s financial results are presented in accordance with IFRS as issued by the IASB.

* Unless otherwise noted, for the purposes of the presentation of financial data, all conversions from New Israeli Shekels (NIS) to U.S. dollars and from U.S. dollars to NIS were made at the rate of NIS 3.70 to $1.00, based on the representative exchange rate reported by the Bank of Israel on June 30, 2023.

4

Investor Webinar

The Company will also host a video conference call later today via Zoom, starting at 9:00am ET. Management will be available to answer questions after presenting the results.

To participate in the Zoom call, please register at the following link:

https://us06web.zoom.us/webinar/register/WN_eYAOJW7RRo22F9fQE7lnNA

Following registration, you will be sent the link to the conference call which is accessible either via the Zoom app, or alternatively from a dial-in telephone number. If you have an issue with registration, please contact the investor relations team well in advance of the call.

For those unable to participate, the call will be available for replay through the same link, or from a link to the recording on the Company’s website beginning 24 hours after the call.

About the SaverOne System

SaverOne’s system is installed in vehicles to provide a solution to the problem of driver distraction, as a result of drivers using distracting applications on the mobile phone while driving, in a way that endangers their safety and the safety of their passengers. This phenomenon is considered one of the main causes of road accidents in the world. According to the US National Highway Traffic Safety Administration, the annual cost of road accidents just in the United States, stands at about $870 billion each year, excluding the costs of serious injury or death, with a quarter of those accidents estimated to be related to the use of the mobile phones while driving. SaverOne’s technology specifically recognizes the driver area in the vehicle and prevents the driver from accessing distracting applications such as messaging, while allowing others (navigation as an example), without user intervention or consent, creating a safer driving environment.

SaverOne’s primary target markets include commercial and private vehicle fleets that are interested in reducing potential damages and significant cost, vehicle manufacturers that are interested in integrating safety solutions to their vehicles, and insurance and leasing companies. SaverOne initially addresses car fleets with focus on the Israeli, European and US markets, as well as other markets around the world. SaverOne believes that ultimately increased focus on monitoring and prevention of cellular distraction systems in vehicles, in particular driven by upcoming expected EU regulation, will likely have a dramatic positive impact on the demand for its systems in the future.

The Company’s strategy is to provide its technology for installation to customers in the aftermarket as well as address OEM vehicle manufacturers, to install the Company’s protection technologies during the vehicle manufacturing process.

About SaverOne

SaverOne is a technology company engaged in the design, development and commercialization of OEM and aftermarket solutions and technologies, to lower the risk of, and prevent, vehicle accidents.

5

SaverOne’s initial line of products is a suite of solutions that saves lives by preventing car accidents resulting from distraction from the use of mobile phones while driving. SaverOne is also developing a sensor system for early location and direction detection under all visibility conditions of vulnerable road users (VRU) through their cellphone footprint.

To learn more about the company, please visit: https://saver.one/

For the corporate video, please visit: https://saver.one/media/

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities laws that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding SaverOne’s strategic and business plans, technology, relationships, objectives and expectations for its business, growth, the impact of trends on and interest in its business, intellectual property or product and its future results, operations and financial performance and conditionand may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on SaverOne’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Many factors could cause SaverOne’s actual activities or results to differ materially from the activities and results anticipated in such forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: the ability of our technology to substantially improve the safety of drivers; our planned level of revenues and capital expenditures and our ability to continue as a going concern; the ability of our technology to substantially improve the safety of drivers; our ability to market and sell our products; our plans to continue to invest in research and development to develop technology for both existing and new products; our intention to advance our technologies and commercialization efforts; our intention to use local distributors in each country or region that we will conduct business to distribute our products or technology; our plan to seek patent, trademark and other intellectual property rights for our products and technologies in the United States and internationally, as well as our ability to maintain and protect the validity of our currently held intellectual property rights; our expectations regarding future changes in our cost of revenues and our operating expenses; our expectations regarding our tax classifications; interpretations of current laws and the passage of future laws; acceptance of our business model by investors; the ability to correctly identify and enter new markets; the impact of competition and new technologies; general market, political and economic conditions in the countries in which we operate; projected capital expenditures and liquidity; our intention to retain key employees, and our belief that we maintain good relations with all of our employees; any resurgence of the COVID-19 pandemic and its impact on our business and industry; and other risks and uncertainties, including, but not limited to, the risks detailed in the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2023 and in subsequent filings with the SEC. Forward-looking statements contained in this announcement are made as of this date, and SaverOne undertakes no duty to update such information except as required under applicable law.

International Investor Relations Contact:

Ehud Helft

+1 212 378 8040

saverone@ekgir.com

Israeli Investors Contact:

Jonathan Eilat

John@theinvestor.co.il

6

STATEMENTS OF FINANCIAL POSITION

(New Israeli Shekels in thousands)

	As of June 30,		As of December 31,
	2023	2022	2022
	Unaudited		Audited
Assets
Current assets
Cash and cash equivalents	14,773	41,075	19,240
Short-term bank deposits	3,805	-	10,070
Trade receivables	1,860	374	1,097
Other current assets	921	958	1,016
Inventory	3,451	855	2,026
Total current assets	24,810	43,262	33,449

Non-current assets
Property and equipment, net	252	211	218
Restricted deposits	206	197	201
Right of use asset, net	354	780	567
Total non-current assets	812	1,188	986

Total assets	25,622	44,450	34,435

Current liabilities
Short-term loan	7,097	-	-
Current maturities of leasing liabilities	429	467	467
Trade payables	2,896	778	1,956
Other current liabilities	2,456	3,642	2,872
Derivative warrants liability	1,819	4,023	1,151
Liability in respect of government grants	401	109	335
Total current liabilities	15,098	9,019	6,781

Non-current liabilities
Liability in respect of government grants	970	1,173	919
Leasing liability, net current	-	395	181
Total non-current liabilities	970	1,568	1,100

Shareholders’ equity
Share capital and premium	118,559	112,708	118,284
Capital reserve in respect of share-based payment	10,523	9,868	10,045
Accumulated deficit	(119,528)	(88,713)	(101,775)
Total shareholders’ equity	9,554	33,863	26,554

Total liabilities and shareholders’ equity	(25,622)	44,450	34,435

7

STATEMENTS OF COMPREHENSIVE LOSS

(New Israeli Shekels in thousands, except per share and share data)

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
Revenues	1,475	382	1,193
Cost of revenues	1,008	(267)	(829)
Gross profit	467	115	364

Research and development expenses, net	(12,188)	(10,184)	(21,490)
Selling and marketing expenses	(1,449)	(481)	(1,591)
General and administrative expenses	(4,468)	(2,511)	(6,492)
Operating loss	(17,638)	(13,061)	(29,209)

Financing expenses	(800)	(869)	(852)
Financing income	685	2,030	5,099
Financing income (expenses), net	(115)	1,161	4,247

Loss for the period	(17,753)	(11,900)	(24,962)
Comprehensive loss for the period	(17,753)	(11,900)	(24,962)

Basic and diluted loss per share	(0.64)	(1.15)	(1.44)
Weighted average of number of shares used to calculate the basic and diluted loss per share	27,839,012	10,334,303	17,300,596

8

CASH FLOW STATEMENT

(New Israeli Shekels in thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022
	Unaudited		Audited
Cash flow from operating activity
Comprehensive loss for the period	(17,753)	(11,900)	(24,962)
Adjustments required to present cash flows from operating activities (Appendix A)	(214)	(12)	(3,408)
Net cash used in operating activities	(17,967)	(11,912)	(28,370)

Cash flows from investment activity
Change in restricted deposits	(5)	(6)	-
Changes in short-term deposits	6,265	5,012	(5,058)
Purchase of property and equipment	(75)	(4)	(62)
Net cash provided by (used in) investment activity	6,185	5,002	(5,120)

Cash flows from financing activity
Loans Received	7,170	-	-
Proceeds from issuance of ADS through private placement transaction	-	-	5,141
Proceeds from issuance of ADS resulted from exercise of equity-line	188	-	-
Net proceeds from issuance of ADS, pre-funded warrants and warrants through initial public offering	-	37,578	37,298
Repayment of principal in respect of lease liability	(234)	(234)	(467)
Net cash provided by financing activity	7,124	37,344	41,972

Change in balance of cash and cash equivalents	(4,658)	30,434	8,482

Exchange differences on cash and cash equivalents	191	1,958	2,075

Balance of cash and cash equivalents, beginning of period	19,240	8,683	8,683

Balance of cash and cash equivalents, end of period	14,773	41,075	19,240

9